Exhibit 10.1

EXECUTION COPY

RECEIVABLES SALE AGREEMENT

DATED AS OF DECEMBER 28, 2004

AMONG

USF FINANCE COMPANY LLC
AS THE SELLER,

USF CORPORATION,
AS THE INITIAL SERVICER,

ABN AMRO BANK N.V.,
AS THE AGENT AND AS THE WINDMILL PURCHASER AGENT,

THE OTHER PURCHASER AGENTS
FROM TIME TO TIME PARTY HERETO,

THE RELATED BANK PURCHASERS
FROM TIME TO TIME PARTY HERETO,

WINDMILL FUNDING CORPORATION, AS A CONDUIT PURCHASER,

USF ASSURANCE CO. LTD., AS A PURCHASER

AND

THE OTHER PURCHASERS
FROM TIME TO TIME PARTY HERETO

-i-

(Continued)

-ii-

(Continued)

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(Continued)

Page
Schedules	Description

Schedule I	Definitions
Schedule II	Related Bank and Commitments of Related Bank Purchasers
Schedule III	Asset Based Performance Ratios
Schedule IV	Fiscal Months
Schedule 4.2(f)	Litigation

Exhibits	Description

Exhibit A	Form of Incremental Purchase Request
Exhibit B	[Reserved]
Exhibit C	Form of Notification of Assignment from the Windmill Committed Purchasers to Windmill
Exhibit D	Form of Periodic Report
Exhibit E	Addresses and Names of Seller and the Originators
Exhibit F	Form of Bermuda Counsel Opinion
Exhibit G	Lock-Boxes and Lock-Box Banks
Exhibit H	Form of Lock-Box Agreement
Exhibit I	Compliance Certificate
Exhibit J	Credit and Collection Policies

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RECEIVABLES SALE AGREEMENT

     Receivables Sale Agreement, dated as of December 28, 2004 (this “Agreement”), among USF Finance Company LLC, a Delaware limited liability company, as Seller (the “Seller”), USF Corporation, a Delaware corporation, as the Initial Servicer (the “Initial Servicer”), ABN AMRO Bank N.V., as the Windmill Purchaser Agent and as administrative agent for the Purchasers (the “Agent”), the other Purchaser Agents from time to time party hereto, the Related Bank Purchasers from time to time party hereto, Windmill Funding Corporation, as a Conduit Purchaser (“Windmill”), USF Assurance Co. Ltd. (“USF Assurance”) and the other Purchasers from time to time party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The Related Bank Purchasers/Liquidity Banks for each Uncommitted Conduit Purchaser and each Committed Purchaser and their Commitments and the Purchaser Group Limits for each Purchaser Group are listed on Schedule II.

     The parties hereto agree as follows:

ARTICLE I

PURCHASES FROM SELLER AND SETTLEMENTS

          Section 1.1 Sales.

     (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that one or more Purchasers (or, in the case of an Uncommitted Purchaser, only if such Uncommitted Purchaser denies such request or is unable to fund, request that the Related Bank Purchasers, if any, for such Uncommitted Purchaser) make purchases of an undivided percentage ownership interest in the Receivables and all related Collections. Upon any such request, subject to the terms and conditions of this Agreement, (i) the Uncommitted Purchasers may, in their sole discretion, purchase such interest, or, if any such Uncommitted Purchaser decides not to purchase such interest, the Related Bank Purchasers, if any, of such Uncommitted Purchaser shall purchase such interest, and (ii) the Committed Purchasers shall purchase such interest.

Such interest shall be transferred to the Agent, as representative of the applicable Purchaser. Any such purchase (a “Purchase") shall be made by each relevant Purchaser remitting funds to the Agent’s Account, pursuant to Section 1.1(c) or by the Servicer remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables and related Collections (its “Purchase Interest") shall equal at any time the following quotient:

I + PR

NRB

where:

I	=	the outstanding Investment of such Purchaser at such time;

PR	=	the Purchaser Reserve for such Purchaser at such time; and

NRB	=	the Net Receivables Balance at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve or the Net Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to a Purchaser under Article II. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and Collections.

     (b) Uncommitted Purchaser Purchase Option and Committed Conduit Purchaser Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will an Uncommitted Purchaser have any obligation to make a Purchase. Each Committed Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Termination Date, to the extent (i) its Investment would not thereby exceed its Commitment, (ii) the sum of all Investments of Purchasers in its Purchaser Group would not thereby exceed the applicable Group Limit, (iii) the Aggregate Investment would not thereby exceed the Purchase Limit, and (iv) the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. The first Purchase and each additional Purchase not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase.” Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.”

     (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser (including any Incremental Purchase the proceeds of which will be used to make a Repurchase from any Purchaser pursuant to Section 1.9), the Seller must provide to such Purchaser or, if applicable, the related Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the “Purchase Date”) of such Purchase, specifying (i) the requested Purchase Date (which must be a Business Day), (ii) the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount) and such Purchaser’s Percentage Factor which shall exist immediately following the consummation of such sale. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If a portion of an Incremental Purchase is requested from an Uncommitted Purchaser and such Uncommitted Purchaser determines, in its sole discretion, to make the requested portion of such Incremental Purchase, such Uncommitted Purchaser shall transfer to the Agent’s Account its requested Purchase Amount by no later than 12:00 noon (Chicago time) on the Purchase Date. If a portion of an Incremental Purchase is requested from a Committed Purchaser or the Related Bank Purchasers for a Purchaser Group, subject to Section 7.2 and the other terms and conditions hereof, such Committed Purchaser or such Related Bank Purchasers for a Purchaser Group shall transfer its requested Purchase Amount into the Agent’s Account by no later than 12:00 noon

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(Chicago time) on the Purchase Date. The Agent shall promptly transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent’s Account.

     (d) Reinvestment Purchases. Unless an Uncommitted Purchaser has provided to the Agent, its Purchaser Agent, the Seller, and the Servicer a notice (which notice shall be delivered not less than one Business Day prior to the cessation of Reinvestment Purchases) still in effect that it no longer wishes to make Reinvestment Purchases (in which case such Uncommitted Purchaser’s Reinvestment Purchases, but not those of its Related Bank Purchasers, if any, or any Committed Purchaser, shall cease), at any time before the Termination Date when no Interim Liquidation is in effect, then on each day that any Collections are received by the Servicer a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause such Purchaser’s Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by such Purchaser on that day. An Uncommitted Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller, and the Servicer that it will make Reinvestment Purchases. If at any time any Uncommitted Purchaser other than USF Assurance delivers a notice that it no longer wishes to make Reinvestment Purchases pursuant to this Section 1.1(d) and USF Assurance then, or at any time during the related Liquidation Period, holds any Investment, then USF Assurance shall be deemed to have delivered the same notice at the same time and Reinvestment Purchases shall cease for such Uncommitted Purchaser and USF Assurance at the same time and for the same period. USF Assurance may not revoke any such notice deemed to have been given pursuant to the preceding sentence until such time as the Uncommitted Purchaser which gave the notice pursuant to the first sentence of this Section 1.1(d) has revoked its notice.

     (e) Security Interest. To secure all of the Seller’s obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers) a security interest in all of the Seller’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections, the Lock-Box Accounts, the Lock-Boxes, the Purchase Agreement, and all proceeds of the foregoing.

     (f) Calculation of Percentage Factor. The Percentage Factor represented by each Purchase Interest shall be recomputed or deemed recomputed as of the opening of business of the Servicer on each Business Day. Each such Percentage Factor shall remain constant from the time as of which any such recomputation is made or deemed made until the time as of which the next such recomputation if any, shall be made or deemed made. The Percentage Factor represented by any Purchase Interest, as recomputed or deemed recomputed as of the Business Day immediately preceding the Termination Date, shall remain constant at all times on and after the Termination Date. Such Percentage Factor shall become zero only at such time as all Investment and all other amounts due to the Purchasers shall have been reduced to zero. The Servicer shall at all times maintain information sufficient to make the foregoing recomputations and deemed recomputations.

          Section 1.2 Interim Liquidations

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     (a) Optional. The Servicer may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for any Purchaser by giving the Agent and each Purchaser Agent, at least three (3) Business Days written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease before the Termination Date (identified as a specific date or as when the Aggregate Investment is reduced to a specified amount). The Servicer may not direct that an Interim Liquidation commence with respect to any Purchaser unless the Servicer shall have delivered the Certification required by Section 7.2 (e). If the Servicer does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent and the related Purchaser Agent in writing (including by telecopy or other facsimile communication) at least three (3) Business Days before the date on which it desires such Interim Liquidation to cease; provided that the Servicer shall not cause any Interim Liquidation to cease if the requirement of Section 7.2(e)(iv) would not be satisfied as a result thereof.

     (b) Mandatory. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Servicer shall immediately notify the Agent and each Purchaser Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Servicer confirming to the Agent that the conditions in Section 7.2 are fulfilled.

        Section 1.3 Selection of Discount Rates and Tranche Periods. (a) All Investment of each Purchaser Group shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. Not later than (1) concurrently with any request for an Incremental Purchase from the Related Bank Purchasers and USF Assurance, (2) 3:00 p.m., Chicago time, one Business Day prior to the expiration of any Tranche Period applicable to any Investment of each Related Bank Purchaser or USF Assurance if the requested Tranche Period is a Prime Tranche and (3) 10:00 a.m., Chicago time, two Business Days prior to the expiration of any Tranche Period applicable to any Investment of each Related Bank Purchaser if the requested Tranche Period is a Eurodollar Tranche, the Seller may select the Discount Rate(s) and Tranche Period(s) to be applicable to such Investment. All Investment (i) of each Conduit Purchaser shall, and USF Assurance may, accrue Discount at the CP Rate and (ii) of the Related Bank Purchasers and USF Assurance may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $100,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of each Purchaser Group not allocated to a Tranche Period shall accrue Discount at the Prime Rate. During the continuance of a Termination Event, any outstanding Investment of any Purchaser Group shall accrue Discount at the greater of the Eurodollar Rate and the Prime Rate. On each Settlement Date, the Seller shall pay to the Agent (for the benefit of each Conduit Purchaser and, if USF Assurance’s Investment is accruing Discount at the CP Rate, USF Assurance) an aggregate amount equal to all accrued and unpaid Discount in respect of the Investment of such Purchaser for the immediately preceding Discount Period. All Discount accrued during a

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     Tranche Period for a Related Bank Purchaser or USF Assurance shall be paid by the Seller to the Agent (for the benefit of the Related Bank Purchasers and USF Assurance) on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

     (b) If, by the time required in Section 1.3(a), the Seller fails to select a Tranche Period for any Investment of any Purchaser Group, the related Purchaser Agent may, in its sole discretion, select such Tranche Period. If, by the time required in Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Related Bank Purchasers, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to Section 2.1 shall have a Tranche Period of three Business Days and shall accrue Discount at the Prime Rate.

     (c) If any Related Bank Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation or (ii) that deposits of a type and maturity appropriate to match fund any of such Related Bank Purchaser’s Eurodollar Tranches are not available, then the Agent, upon the direction of such Related Bank Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

        Section 1.4 Fees and Other Costs and Expenses. (a) The Seller shall pay to each Purchaser Agent for the benefit of its Purchaser Group, such amounts as agreed to with the Seller in the Fee Letter for such Purchaser Group.

     (b) If the amount of Investment of any Purchaser Group allocated to any CP Tranche or Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser in the applicable Purchaser Group that had its Investment so reduced or scheduled Purchase not made.

     (c) Investment shall be payable solely from Collections and from amounts payable under Sections 1.1(c) (to the extent such Incremental Purchase is made in connection with any Repurchase and the proceeds thereof are applied in accordance with Section 1.9), 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables) or from other amounts available to the Seller. The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder and under the Fee Letters, including all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

        Section 1.5 Maintenance of Sold Interest; Deemed Collection.

     (a) General. If at any time before the Termination Date, the Net Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Reserve, the Seller shall promptly (but not later than three Business Days after the Seller becomes aware of such condition) pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied pro rata among the

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outstanding Tranches. Any amount so applied to reduce Windmill’s Investment shall be deposited in the Special Transaction Subaccount.

     (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If any representation, warranty or covenant of the Seller related to a Receivable set forth in Section 4.1(e), (f), (j), or (l) or Section 5.1(g), (h) or (i) is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Servicer in accordance with Section 5.1(i).

     (c) Adjustment to Sold Interest. Notwithstanding the foregoing, at any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists (unless such Liquidation Period only applies to an Uncommitted Purchaser pursuant to Section 1.1(d)), the Seller may satisfy its obligation to deliver such amount to the Servicer by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Net Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

     (d) Payment Assumption. Unless an Obligor otherwise specifies (by reference to a particular invoice or otherwise) or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Servicer as such.

        Section 1.6 Reduction in Commitments. The Seller may, upon five (5) days’ notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the outstanding Matured Aggregate Investments of all Purchaser Groups. Each such reduction in the Aggregate Commitment shall ratably reduce the Commitment of each Committed Purchaser and shall ratably reduce the Purchase Limit and Group Limits of all Purchaser Groups that include Committed Purchasers so that (i) the Commitments of the Related Bank Purchasers of each Purchaser Group remains at least 102% of the Group Limit for such Purchaser Group, (ii) the Group Limit for each Purchaser Group is not less than the sum of the Investments of Purchasers in such Purchaser Group, and (iii) the Purchase Limit is not less then the outstanding Aggregate Investment. The Group Limit for the USF Assurance Purchaser Group shall be reduced such that it shall equal the aggregate of the Group Limits for all other Purchaser Groups.

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        Section 1.7 Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Initial Servicer may, upon five (5) days’ notice to the Agent and each Purchaser Agent, purchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

        Section 1.8 Assignment of Purchase Agreement. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and under the Purchase Agreement. The Seller shall file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from any Originator under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to either such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against any Originator under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time after a Servicer Replacement Event or Termination Event, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or any of the promissory notes executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

        Section 1.9 Repurchases. (a) So long as no Potential Termination Event or Termination Event shall have occurred or shall result therefrom and subject to the conditions precedent set forth in Section 7.2, USF Assurance may require that the Seller repurchase all or any portion of its Purchase Interest (a “USF Assurance Repurchase”) upon at least five (5) Business Days’ prior written notice to the Agent, the Purchaser Agents, the Seller and the Servicer indicating the amount of the USF Assurance Repurchase and the date of such requested USF Assurance Repurchase. The Seller shall request an Incremental Purchase from one or more other Purchasers in the aggregate amount of such Repurchase in accordance with Section 1.1(c) in order to make such USF Assurance Repurchase and the Seller shall use the proceeds of any such Incremental Purchase to make such USF Assurance Repurchase. The Seller shall not be required to make any USF Assurance Repurchase, if after giving effect thereto and any related Incremental Purchases, the Coverage Ratio shall exceed 100% or if the conditions precedent set forth in Section 7.2 related to such Repurchase or related Incremental Purchase are not satisfied.

            (b) So long as no Potential Termination Event or Termination Event shall have occurred and subject to the conditions precedent set forth in Section 7.2, the Seller may repurchase all or any portion of any Purchaser’s Purchase Interest (a “Seller Repurchase”) upon at least three (3) Business Days’ prior written notice to the Agent, the Purchaser Agents, the

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Seller and the Servicer indicating the amount of the Seller Repurchase and the date of such requested Seller Repurchase. The Seller may request an Incremental Purchase from one or more other Purchasers in the aggregate amount of such Repurchase in accordance with Section 1.1(c) in order to make such Seller Repurchase and, if an Incremental Purchase is so requested, the Seller shall use the proceeds of any such Incremental Purchase to make such Seller Repurchase. The Seller shall not make any Seller Repurchase, if after giving effect thereto and any related Incremental Purchases, the Coverage Ratio shall exceed 100% or if the conditions precedent set forth in Section 7.2 related to such Repurchase or related Incremental Purchase are not satisfied.

ARTICLE II

SALES TO AND PURCHASES FROM WINDMILL; ALLOCATIONS

        Section 2.1 Required Purchases from Windmill. (a) Windmill may, at any time, and on the earlier of the Termination Date and ten Business Days following the Agent and Windmill learning of a continuing Termination Event, Windmill shall, sell to its Committed Purchasers pursuant to the Windmill Transfer Agreement any percentage designated by Windmill of Windmill’s Investment and its related Windmill Settlement (each, a “Put”).

     (b) Any portion of Windmill’s Investment and related Windmill Settlement purchased by a Committed Purchaser shall be considered part of such Purchaser’s Investment and related Windmill Settlement from the date of the relevant Put. Immediately upon any purchase by its Committed Purchasers of any portion of Windmill’s Investment, the Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the assigned Windmill Settlement and (ii) all unpaid Discount owed to Windmill (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to Windmill in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to Windmill from the Seller in connection herewith.

     (c) The proceeds from each Put received by Windmill (other than, if applicable, amounts described in clauses (iii) and (iv) of the last sentence of Section 2.1(b)), shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of Windmill issued to fund or maintain the Investment of Windmill so transferred. Until used to pay Windmill’s commercial paper notes, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

        Section 2.2 Purchases by Windmill. If the Seller requests an increase in Windmill’s Investment when any Windmill Committed Purchaser has any outstanding Investment, Windmill shall determine the amount, if any, by which it desires to increase its Investment (the “Desired Increase”) and shall so notify the Windmill Purchaser Agent. If Windmill has a Desired Increase, the Windmill Purchaser Agent shall deliver to the Windmill Committed Purchasers a notification of assignment in substantially the form of Exhibit C and, before purchasing any additional Investment from the Seller, Windmill shall purchase in full the Investment of the Windmill Committed Purchasers, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. As a condition to any such sale of

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Investment by Windmill Committed Purchasers to Windmill, the Seller must pay the Early Payment Fee then owed to such Windmill Committed Purchasers. Any sale from any Windmill Committed Purchaser to Windmill pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Windmill Committed Purchaser is free and clear of any Adverse Claim created or granted by such Windmill Committed Purchaser and that such Windmill Committed Purchaser has not suffered a Bankruptcy Event.

        Section 2.3 Allocations and Distributions.

     (a) Non-Reinvestment Periods. Before the Termination Date unless an Interim Liquidation is in effect, on each day during a period that an Uncommitted Purchaser is not making Reinvestment Purchases (as established under Section 1.1(d)), the Servicer (i) shall set aside and hold solely for the benefit of the applicable Uncommitted Purchaser (or deliver to the applicable Purchaser Agent, if so instructed pursuant to Section 3.2(a)) such Uncommitted Purchaser’s Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each Tranche Period to which such Uncommitted Purchaser’s Investment has been allocated to the applicable Purchaser Agent (for the benefit of such Uncommitted Purchaser) the amounts so set aside up to the amount of such Uncommitted Purchaser’s Purchase Amount and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such Purchase Amount and the applicable Tranche Period. Prior to the occurrence of the Servicer Replacement Event, it is understood and agreed that amounts set aside and held for the benefit of an Uncommitted Purchaser as provided in the first sentence of this section need not be segregated from other funds of the Seller or the Servicer.

     (b) Interim Liquidations. On each day during any Interim Liquidation with respect to any Purchaser, the Servicer shall set aside and hold solely for the account of the related Purchaser Agent, for the benefit of such Purchaser, to the extent provided below (or deliver to such Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent, all Collections received on such day and such portion of Collections shall be allocated as follows:

          (i) first, if such date is a Settlement Date, the Servicer Fee owing to the Servicer;

          (ii) second, ratably to each Purchaser all Discount due to each Purchaser;

          (iii) third, ratably to each Purchaser for which an Interim Liquidation has been declared based on the ratio each such Purchaser’s outstanding Investment bears to the aggregate Investments of all Purchasers for which an Interim Liquidation has been declared until the Investment of each such Purchaser has been paid in full;

          (iv) fourth, ratably to each Purchaser Group until all other amounts (other than Investment) owed to each Purchaser Group under the Transaction Documents have been paid in full;

          (v) fifth, ratably to the Agent and such Purchaser Agent until all amounts owed to such Persons under the Transaction Documents have been paid in full;

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          (vi) sixth, to any other Person to whom any amounts are owed (other than Investment) under the Transaction Documents until all such amounts have been paid in full; and

          (vii) seventh, to the Seller (or as otherwise required by applicable law).

Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on each Settlement Date (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Servicer shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to the related Settlement Period and all Settlement Periods that ended before such date, due in accordance with the priorities in clauses (i), (ii) and (iii) above. Amounts held in any Purchaser Agent’s account shall be invested in Permitted Investments pending distribution, and all proceeds of such Permitted Investments shall be distributed as Collections as provided in this Section 2.3(b). No distributions shall be made to pay amounts under clauses (v), (vi) and (vii) above until sufficient Collections have been set aside to pay all amounts described in clauses (i), (ii), (iii) and (iv) that may become payable for all outstanding Settlement Periods. All distributions shall be made ratably within each priority level in accordance with the respective amounts then due each Person (or group of Persons) included in such level. As provided in Section 1.4(c) all interest and other amounts payable hereunder other than Investment are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts other than Investment pursuant to this Section 2.3(b) and the Sold Interest has not been repaid in full if required to be paid in full at such time, the Seller shall pay to the Servicer the amount so applied for distribution as part of Collections.

     (c) Termination Date. On each day on and after the Termination Date, the Servicer shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of its Purchaser Group, to the extent provided below (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent, all Collections received on such day and such Collections shall be allocated as follows:

          (i) first, if such date is a Settlement Date, the Servicer Fee owing to the Servicer;

          (ii) second, ratably to each Purchaser in any Purchaser Group (other than the USF Assurance Purchaser Group) for which the aggregate Percentage Factors of the Purchasers in such Purchaser Group are greater than such Purchaser Group’s Ratable Share, until the Investments of each Purchaser in each such Purchaser Group are reduced such that the aggregate Percentage Factors of the Purchasers in such Purchaser Group equals such Purchaser Group’s Ratable Share;

          (iii) third, ratably to each Purchaser until all Investment of, and Discount due but not paid to, each Purchaser has been paid in full;

          (iv) fourth, ratably to each Purchaser until all other amounts owed under the Transaction Documents to such Purchaser have been paid in full;

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          (v) fifth, ratably to the Agent and each Purchaser Agent until all amounts owed under the Transaction Documents to such Persons have been paid in full;

          (vi) sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

          (vii) seventh, to the Seller (or as otherwise required by applicable law).

On each Settlement Date (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Servicer shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to the related Settlement Period and all Settlement Periods that ended before such date, due in accordance with the priorities in clauses (i), (ii), (iii) and (iv) above. Amounts held in the Agent’s account shall be invested in Permitted Investments pending distribution, and all proceeds of such Permitted Investments shall be distributed as Collections as provided in this Section 2.3(b). No distributions shall be made to pay amounts under clauses (v), (vi) and (vii) above until sufficient Collections have been set aside to pay all amounts described in clauses (i), (ii), (iii) and (iv) that may become payable for all outstanding Settlement Periods. All distributions shall be made ratably within each priority level in accordance with the respective amounts then due each Person (or group of Persons) included in such level unless otherwise agreed by the Purchaser Agents. As provided in Section 1.4(c) all interest and other amounts payable hereunder other than Investment are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts other than Investment pursuant to this Section 2.3(c) and the Sold Interest has not been repaid in full, the Seller shall pay to the Servicer the amount so applied for distribution as part of Collections.

ARTICLE III

ADMINISTRATION AND COLLECTIONS

        Section 3.1 Appointment of Servicer. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Servicer”) designated to so act on behalf of the Purchasers under this Article III. As the Initial Servicer, the Parent is hereby designated as, and agrees to perform the duties and obligations of, the Servicer. The Initial Servicer acknowledges that the Agent, each Purchaser Agent and each Purchaser have relied on the Initial Servicer’s agreement to act as Servicer (and the agreement of any of the sub-servicers to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Servicer nor permit any sub-servicer to voluntarily resign as a sub-servicer. At any time after the occurrence of a Servicer Replacement Event, the Agent may designate a new Servicer to succeed the Initial Servicer (or any successor Servicer).

     (b) The Initial Servicer may delegate its duties and obligations as Servicer to any Affiliate (acting as a sub-servicer). Notwithstanding such delegation, the Initial Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to the Initial Servicer for such performance. The Agent (with the consent of the Instructing Group) may at any time after the occurrence of a Servicer Replacement Event remove or replace any sub-servicer.

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     (c) If replaced, the Servicer agrees it will terminate, and will cause each existing sub-servicer to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Servicer. The Servicer shall cooperate with and assist any new Servicer in assuming the obligation to service the Receivables, including all reasonable efforts to provide, or cause to be provided to, the new Servicer with access to all software programs of the Servicer or any sub-servicer necessary or desirable to collect the Receivables. For a sixty day period after the appointment of a new Servicer, at the expense of the Initial Servicer, the Initial Servicer irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Servicer in substantially the same manner as the Initial Servicer conducted such data-processing functions while it acted as the Servicer.

        Section 3.2 Duties of Servicer. (a) The Servicer shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the applicable Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Servicer exercises in collecting other receivables or obligations owed solely to it. The Servicer may, prior to the occurrence of a Termination Event, commingle Collections with its other funds until such amounts are required to be paid pursuant to Section 2.3. If so instructed by a Purchaser Agent following the occurrence of a Servicer Replacement Event, the Servicer shall transfer to the Agent the amount of Collections to which each Purchaser Group is entitled by the Business Day following receipt. Each party hereto hereby appoints the Servicer to enforce such Person’s rights and interests in the Receivables. The Servicer shall be entitled to commence or settle any legal action to enforce the collection of any Receivable; provided that during the continuance of a Termination Event, the Agent shall have the right to approve any such settlement. If at any time during the continuance of a Termination Event, the Agent notifies the Servicer that the Agent believes litigation would be an appropriate means to collect any Receivable, and the Servicer declines to initiate such litigation after good faith discussion with the Agent, the Agent shall be entitled to notify the Obligor on such Receivable of the assignment of an interest therein to the Agent and to initiate litigation with respect thereto in the name of the Purchasers.

     (b) If no Termination Event exists and the Servicer determines that such action is appropriate in order to maximize the Collections, the Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than thirty (30) days or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Servicer may make such extensions or adjustments only with the prior consent of the Instructing Group.

     (c) Prior to an Interim Liquidation or the Termination Date, the Servicer shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Servicer for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Servicer shall have no obligation to remit any such funds or records to the Seller until the Servicer receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Servicer has no obligations concerning indebtedness

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that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

     (d) The Servicer shall take all actions necessary to cause the Seller to comply with its obligations under Section 5.1(g) to take all actions necessary to maintain vested in the Agent a valid perfected security interest in the Receivables, the Collections, the Lock-Boxes, the Lock-Box Accounts, the Purchase Agreement and the proceeds thereof; provided that the Servicer shall not be required to cause the interest in the Lock-Box Accounts to be perfected through the execution of the Lock-Box Agreements until the date that is 45 days after the Closing Date.

        Section 3.3 Reports. On or before the eighteenth (18th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day (or, (i) weekly, if the Servicer’s long-term unsecured debt rating has been reduced below (A) BBB- and Baa3 by S&P and Moody’s, respectively, or (B) BBB- or Baa3 by S&P or Moody’s respectively, if the difference in the long-term unsecured debt rating of S&P and Moody’s is more than one notch, or (ii) daily, if the Servicer’s long-term unsecured debt rating has been reduced below (A) BB and Ba2 by S&P and Moody’s, respectively, or (B) BB or Ba2 by S&P or Moody’s, respectively, if the difference in the long-term unsecured debt rating of S&P and Moody’s is more than one notch), the Servicer shall deliver to the Agent and each Purchaser Agent a report reflecting information as of the close of business of the Servicer for the immediately preceding Fiscal Month or such other preceding period as is requested (each a “Periodic Report”), containing the information described on Exhibit D (with such modifications or additional information as reasonably requested by the Agent or the Instructing Group).

        Section 3.4 Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence and during the continuance of a Termination Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Agreements and to take all actions permitted under the Lock-Box Agreements. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Agreements, the Servicer and the Seller shall immediately deliver to the Agent any Collections received by the Servicer or the Seller. Should the Agent receive written notice (together with satisfactory proof) that amounts it has previously received are not Collections, it shall remit such amounts to the Seller promptly after receiving such notice and proof. If the Agent takes control of any Lock-Box Account, the Agent shall distribute, Collections it receives in accordance with Section 2.3 and shall deliver to the Servicer, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.

        Section 3.5 Enforcement Rights. (a) The Agent may, at any time after the occurrence of a Termination Event, direct the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, at any time after the occurrence of a Servicer Replacement Event, direct the Obligors to make all payments on the Receivables directly to the Agent or its assignee. The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent’s request, Seller and the Servicer (at their expense) shall (i) following a Servicer Replacement Event, (A) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee

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and (B) use all reasonable efforts to transfer (or cause to be transferred) to the Agent (or its designee) licenses for the use of, all software useful to collect the Receivables and (ii) following a Termination Event (A) assemble for the Agent all Records and collateral security for the Receivables, and (B) segregate in a manner acceptable to the Agent all Collections the Servicer or the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

     (b) Upon the occurrence of a Termination Event, the Servicer shall segregate Collections from other funds of the Seller and hold such amounts for the Agent (for the benefit of the Purchasers). Upon the occurrence of a Termination Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement. The Agent’s powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

     (c) None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

        Section 3.6 Servicer Fee. On each Settlement Date, the Seller shall pay to the Servicer a fee for the immediately preceding Fiscal Month as compensation for its services (the “Servicer Fee”) equal to (a) at all times the Seller or an Affiliate thereof is the Servicer, 1.0% times the weighted average aggregate outstanding balance of all Receivables during such Fiscal Month, payable monthly (or such other commercially reasonable rate agreed to between the Seller and the Servicer), and (b) at all times any other Person is the Servicer, a reasonable amount agreed upon by the Agent (with the consent of the Instructing Group) and the new Servicer on an arm’s-length basis reflecting rates and terms prevailing in the market at such time. The Servicer may only apply to payment of the Servicer Fee the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Servicer Fee to the Servicer from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment to the extent required by Section 1.5 or 2.3.

        Section 3.7 Responsibilities of the Seller. The Seller shall, or shall cause the Originators to, pay when due all Taxes payable in connection with the applicable Receivables or their creation or satisfaction. The Seller shall, and shall cause the Originators to, perform all of their respective obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder or, in the case of any Originator, under the related Purchase Agreement. The Agent’s, any Purchaser Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations. None of the Agent, any Purchaser Agent or any Purchaser shall have

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any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables.

              Section 3.8 [Reserved].

        Section 3.9 Indemnities by the Servicer. Without limiting any other rights any such Person may have hereunder or under applicable law, the Servicer hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

          (i) any representation or warranty made by the Servicer (or any employee or agent of the Servicer) in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Servicer pursuant hereto, which shall have been false or incorrect in any material respect when made (including, without limitation, the representations made pursuant to Section 7.2(e));

          (ii) the failure by the Servicer to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation as the result of any action taken or omitted to be taken by the Servicer;

          (iii) any failure of the Agent (for the benefit of itself, the Purchasers and the Purchaser Agents) to have a perfected ownership or security interest in the Sold Interest, and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim as the result of any action taken or omitted to be taken by the Servicer;

          (iv) any failure of the Servicer, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Servicer is a party; or

          (v) any commingling by the Servicer of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

whether arising by reason of the acts to be performed by the Servicer hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted solely from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, or (b) such Indemnified Losses resulted due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Servicer for any amounts otherwise specifically provided to be paid by the Servicer hereunder.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Section 4.1 Seller Representations and Warranties. The Seller represents and warrants to the Agent, each Purchaser Agent and each Purchaser as of the date hereof and each Purchase Date that:

     (a) Limited Liability Company Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

     (b) Limited Liability Company Authorization and No Contravention. The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within its limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation that would reasonably be expected to have a Material Adverse Effect, (B) its certificate of formation or limited liability company agreement or (C) any agreement, order or other instrument to which it is a party or its property is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller.

     (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Seller of any Transaction Document or any transaction contemplated thereby other than the filing of the financing statements contemplated by the Transaction Documents which will be made within ten (10) days of the Closing Date.

     (d) Binding Effect. Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

     (e) Perfection of Ownership Interest. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest to the extent of its Purchase Interest or a security interest, which shall be a first priority perfected security interest, in the Receivables and Collections.

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     (f) Accuracy of Information. All information furnished by or on behalf of the Seller to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is, at the time so furnished, true and accurate in all material respects and does not, at the time so furnished, omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading on the date as of which such information is dated or certified.

     (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, or any of its respective properties, that (i) if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) involve any Transaction Document or any transaction contemplated thereby. The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits E-G (listing offices and names of the Seller and the Originators and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has complied with the provisions of Section 5.1(i) related to the delivery of Lock-Box Agreements. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

     (i) Sales by the Originators. Each sale by each Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payments by the Seller to each Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by any Originator to the Seller.

     (j) Credit and Collection Policy. Each Receivable has been originated in compliance in all material respects with the applicable Credit and Collection Policy.

     (k) Subsidiaries. The Seller has no ownership interest in any other Person.

     (l) Eligible Receivables. Each Receivable included in the Net Receivables Balance on the date of any Purchase or Reinvestment shall be an Eligible Receivable on such date.

        Section 4.2 Servicer Representations and Warranties. The Servicer represents and warrants to the Agent and each Purchaser as of the date hereof and each Purchase Date that:

          (a) Corporate Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and all governmental licenses, authorizations,

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consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

          (b) Corporate Authorization and No Contravention. The execution, delivery and performance by the Servicer of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (B) its constitutional documents or (C) any agreement, order or other instrument to which it is a party or its property is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Servicer.

          (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Servicer of any Transaction Document or any transaction contemplated thereby other than the filing of the financing statements contemplated by the Transaction Documents which will be made within ten (10) days of the Closing Date.

          (d) Binding Effect. Each Transaction Document to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (e) Accuracy of Information. All information furnished by or on behalf of the Servicer to the Agent or any Purchaser (including without limitation each Periodic Report) in connection with any Transaction Document, or any transaction contemplated thereby, is, at the time so furnished, true and accurate in all material respects and does not, at the time so furnished, omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading on the date as of which such information is dated or certified.

          (f) No Actions, Suits. Other than as disclosed on Schedule 4.2(f), there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Servicer, or any of its respective properties, that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Servicer is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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          (g) Credit and Collection Policy. The Servicer has administered each Receivable in accordance in all material respects with the applicable Credit and Collection Policy.

        Section 4.3 USF Assurance Representations and Warranties. USF Assurance represents and warrants to the Agent, each other Purchaser Agent and each other Purchaser that:

     (a) Corporate Existence and Power. USF Assurance is an exempted company incorporated with limited liability duly organized, validly existing and in good standing under the laws of Bermuda and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably expected to have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document to which it is a party, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document to which it is a party or (iv) the enforceability or collectibility of any Receivable not due to the creditworthiness of the Obligors.

     (b) Corporate Authorization and No Contravention. The execution, delivery and performance by USF Assurance each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its memorandum of association or by-laws or (C) any agreement, order or other instrument to which it is a party or its property is subject that in the case of clause (A) or (C) would reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document to which it is a party, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable not due to the creditworthiness of the Obligors.

     (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by USF Assurance of any Transaction Document or any transaction contemplated thereby other than those that have been obtained.

     (d) Binding Effect. Each Transaction Document to which USF Assurance is a party constitutes the legal, valid and binding obligation of USF Assurance enforceable against USF Assurance in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law).

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ARTICLE V

COVENANTS

        Section 5.1 Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

     (a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser Agent:

          (i) as soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Servicer and within 60 days after the close of the last fiscal quarter of each fiscal year of the Servicer, a copy of the consolidated balance sheet of the Servicer and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Servicer and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Servicer in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments);

          (ii) as soon as available, and in any event within 90 days after the close of each fiscal year of the Servicer, a copy of the consolidated balance sheet of the Servicer and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Servicer and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an audit report of Deloitte & Touche LLP or another firm of independent public accountants of recognized national standing, selected by the Servicer and reasonably satisfactory to the Agent and the Instructing Group, without qualifications unacceptable to any Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Servicer and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (iii) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Potential Termination Event or Termination Event of any covenant contained in Section 5.2(k) or, if such accountants

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have obtained knowledge of any such Potential Termination Event or Termination Event, they shall disclose in such statement the nature and period of the existence thereof;

          (iv) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Servicer’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

          (v) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Servicer or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Servicer or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

          (vi) notice of any Change in Control;

          (vii) a revised and updated Schedule 4.2(f) promptly and in any event within 10 days after knowledge shall have come to the attention of any of the President, chief executive officer, chief financial officer, chief operating officer, treasurer, or any assistant treasurer of the Servicer, of any threatened or pending litigation or governmental proceeding or labor controversy against the Servicer or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

          (viii) with each of the financial statements furnished to the Agent and the Purchaser Agents pursuant to subsections (i) and (ii) above, a written certificate signed by the chief financial officer of the Servicer or another officer of the Servicer acceptable to the Agent to the effect that to the best of such officer’s knowledge and belief no Potential Termination Event or Termination Event has occurred during the period covered by such statements or, if any such Potential Termination Event or Termination Event has occurred during such period, setting forth a description of such Potential Termination Event or Termination Event and specifying the action, if any, taken by the Servicer or any Subsidiary to remedy the same. Such certificate shall also set forth the calculation supporting such statements in respect of Section 5.2(k) hereof.

          (ix) Other Information. With reasonable promptness, such other information relating to any Originator, the Seller, the Receivables and the Obligors as may be reasonably requested by the Agent or any Purchaser Agent (with a copy of such request to the Agent).

     (b) Notices. Within two (2) Business Days of the Seller becoming aware of or receiving notice of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

          (i) Potential Termination Events. The occurrence of any Termination Event or a Potential Termination Event;

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          (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made) in any material respect;

          (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Seller or that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (iv) Judgments. The entry of any judgment or decree against any USF Entity (excluding a judgment against an entity other than the Seller) if the aggregate amount (not covered by insurance) of all judgments then outstanding against the USF Entities is more than $10,000,000; or

          (v) Changes in Business. Any change in, or proposed change in, the character of any USF Entity’s business that would reasonably be expected to have a Material Adverse Effect.

If the Agent or any Purchaser Agent receives such a notice, the Agent or such Purchaser Agent shall promptly give notice thereof to each Purchaser.

     (c) Conduct of Business. The Seller will perform all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business if the failure to maintain such authority would reasonably be expected to have a Material Adverse Effect.

     (d) Compliance with Laws. The Seller will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collections may be subject where such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such Records concerning the Receivables as the Agent, any Purchaser Agent or a Purchaser may reasonably request. The Seller will permit, at any time during regular business hours, and, so long as no Termination Event exists upon reasonable notice, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof, including an independent public accountants) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records, (iii) to discuss matters relating hereto with any of the Seller’s officers, directors, employees or independent public accountants having knowledge of such matters and (iv) to conduct an audit of the Records or make test verifications of the Receivables and Collections, provided that so long as no Termination Event exists, the Agent shall not conduct more than one such audit at the expense of the Servicer in any calendar year (it being understood that the audit of Records located at different locations shall not constitute separate audits).

     (f) Keeping Records. (i) The Seller will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are

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destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable).

          (ii) The Seller will, at all times from and after the date hereof, clearly and conspicuously mark its books and records, and all information delivered to any third party (including without limitation any data tapes or electronic files), with a legend describing the Agent’s and the Purchasers’ interest in the Receivables.

     (g) Perfection. (i) The Seller will, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Lock-Boxes, the Lock-Box Accounts, the Purchase Agreement, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest); provided that the Seller shall not be required to cause the interest in the Lock-Box Accounts to be perfected through the execution of the Lock-Box Agreements until the date that is 45 days after the Closing Date. The Agent is hereby authorized to file any continuation statements, amendments thereto and assignments thereof.

          (ii) The Seller will only change its name, jurisdiction of organization or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters and opinions) reasonably requested by the Agent.

          (iii) The Seller will at all times maintain its jurisdiction of organization within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect. If the Seller or any Originator moves its jurisdiction of organization to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables, the Collections, the Purchase Agreement and the proceeds thereof.

     (h) Performance of Duties. The Seller will perform its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Receivables, Collections, the Purchase Agreement and the proceeds thereof.

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     (i) Payments on Receivables, Accounts. The Seller will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box or Lock-Box Account, provided that, with respect to any Obligor that had been instructed to send payments on any Receivable to the JPMorgan Lock-Box or JPMorgan Lock-Box Account, the Seller will instruct each such Obligor to deliver payments on its Receivables to a Lock-Box or a Lock-Box Account within 45 days after the Closing Date. If any such payments or other Collections are received by the Seller, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into the appropriate Lock-Box Account. Within 45 days after the Closing Date, the Seller shall have delivered to the Agent an executed and acknowledged copy of a Lock-Box Agreement substantially in the form of Exhibit H (with such changes acceptable to the Agent) from each Lock-Box Bank. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. After the occurrence of a Servicer Replacement Event, the Seller will not, and will not permit any Servicer or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit G if the Agent has received notice of such addition, an executed and acknowledged copy of a Lock-Box Agreement substantially in the form of Exhibit H (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

     (j) Change in Business or Credit and Collection Policy. The Seller will not make any material change in its business or any Credit and Collection Policy.

     (k) Accounting for Sale. The Seller will not account for, or otherwise treat, the transactions contemplated by the Purchase Agreement other than as a sale of Receivables or inconsistent with the Agent’s ownership interest in the Receivables and Collections.

     (l) Purchase Agreement; Subordinated Note. The Seller will not amend or modify or grant any consent or waiver under the Purchase Agreement or any Subordinated Note.

     (m) True Sale/Substantive Consolidation Opinion. The Seller will comply with each of the assumptions of fact set forth in the opinion of Sidley Austin Brown & Wood LLP dated as of the date hereof regarding certain bankruptcy matters.

        Section 5.2 Covenants of the Servicer. The Servicer hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

     (a) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent:

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          (i) Annual and Quarterly Financial Statements. The annual and quarterly financial statements and officer’s certificates required to be delivered under Section 5.1(a) within the time periods required thereunder;

          (ii) Other Information. With reasonable promptness, such other information relating to the Seller, the Servicer, the Receivables and the Obligors as may be reasonably requested by the Agent.

     (b) Notices. Within two (2) Business Days of the Servicer becoming aware of or receiving notice of any of the following the Servicer will notify the Agent and provide a description of:

          (i) Potential Termination Events. The occurrence of any Termination Event or a Potential Termination Event;

          (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made) in any material respect;

          (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Seller or that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (iv) Judgments. The entry of any judgment or decree against any USF Entity (excluding a judgment against an entity other than the Seller if the aggregate amount (not covered by insurance) of all judgments then outstanding against the USF Entities is more than $10,000,000; or

          (v) Changes in Business. Any change in, or proposed change in, the character of any USF Entity’s business that would reasonably be expected to have a Material Adverse Effect.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser.

     (c) Conduct of Business. The Servicer will perform, and will cause each Originator to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

     (d) Compliance with Laws. The Servicer will comply, and will cause each Originator to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collections may be subject if the failure to do so would reasonably be expected to have a Material Adverse Effect.

     (e) Furnishing Information and Inspection of Records. The Servicer will furnish to the Agent and the Purchasers such Records concerning the Receivables as the Agent or a

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Purchaser may reasonably request. The Servicer will permit, so long as no Termination Event exists upon reasonable notice, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof, including independent public accountants) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Servicer for the purpose of examining the Records, (iii) to discuss matters relating hereto with any of the Servicer’s officers, directors, employees or independent public accountants having knowledge of such matters and (iv) to conduct an audit of the Records or make test verifications of the Receivables and Collections, provided that so long as no Termination Event exists, the Agent shall not conduct more than one such audit at the expense of the Servicer in any calendar year (it being understood that the audit of Records located at different locations shall not constitute separate audits).

     (f) Keeping Records. (i) The Servicer will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information reasonably necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable).

          (ii) The Servicer will, at all times from and after the date hereof, clearly and conspicuously mark its books and records, and all information delivered to any third party (including without limitation any data tapes or electronic files), with a legend describing the Agent’s and the Purchasers’ interests in the Receivables.

          (iii) The Servicer will at all times maintain a current list of all Obligors.

     (g) Performance of Duties. The Servicer will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents. The Servicer (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policies, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables, the Collections, the Purchase Agreement or the proceeds thereof.

     (h) Payments on Receivables, Accounts. The Servicer will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box or Lock-Box Account, provided that, with respect to any Obligor that had been instructed to send payments on any Receivable to the JPMorgan Lock-Box or JPMorgan Lock-Box Account, the Sevicer will instruct each such Obligor to deliver payments on its Receivables to a Lock-Box or a Lock-Box Account within 45 days of the Closing Date. The Servicer will not make any change in its payment instructions to any Obligor without prior notice to the Agent. If any such payments or other Collections are received by the Servicer or an incorrect account, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Servicer will not permit the funds of any Affiliate (other than the Seller) to be deposited into a Lock-Box Account. If such funds

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are nevertheless deposited into a Lock-Box Account, the Servicer will promptly identify such funds for segregation. The Servicer will not, and will not permit the Seller or other Person to, thereafter commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Servicer shall not close any Lock-Box Account without the prior written consent of the Agent.

     (i) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Servicer will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, the Receivables, the Collections, the Purchase Agreement, the proceeds thereof or any assets which may give rise to a Receivable.

     (j) Change in Business or Credit and Collection Policy. The Servicer will not make any material change in any Credit and Collection Policy or any change in its business that would reasonably be expected to have a Material Adverse Effect.

     (k) Incorporation of Covenants. Reference is made to Sections 7.19 and 7.20 of the USF Credit Agreement (hereinafter referred to as the “Incorporated Covenants”). The Servicer agrees with the Agent, the Purchaser Agents and the Purchasers that the Incorporated Covenants (and all other relevant provisions of the USF Credit Agreement related thereto, including, but not limited to, the defined terms used in the Incorporated Covenants) are hereby incorporated by reference into this Agreement to the same extent and with the same effect as if set forth fully herein and therein and shall inure to the benefit of the Agent, the Purchaser Agents and each of the Purchasers, without giving effect to any waiver, amendment, modification or replacement of the USF Credit Agreement, any term or provision of the Incorporated Covenants or and defined term used in the Incorporated Covenants occurring subsequent to the date of this Agreement, except to the extent otherwise specifically provided in the following provisions of this paragraph. In the event a waiver is granted under the USF Credit Agreement or an amendment or modification is executed with respect to the USF Credit Agreement, and such waiver, amendment or modification affects the Incorporated Covenants or any defined term used in the Incorporated Covenants, then such waiver, amendment or modification shall be effective with respect to the Incorporated Covenants or the defined terms used therein as incorporated by reference into this Agreement only if consented to in writing by the Instructing Group. In the event of any replacement of the USF Credit Agreement with a similar credit facility (the “New Facility”), the covenants and related defined terms contained in the New Facility which correspond to the covenants contained in Sections 7.19 and 7.20 of the USF Credit Agreement and the related defined terms shall become the Incorporated Covenants hereunder only if consented to in writing by the Instructing Group, and, if such consent is not granted, then the covenants contained in Sections 7.19 and 7.20 of the USF Credit Agreement (together with any modifications or amendments approved in accordance with this paragraph) shall continue to be the Incorporated Covenants hereunder. If the USF Credit Agreement (or any such New Facility, as the case may be) is terminated and not replaced, then, notwithstanding such termination, the covenants contained in Sections 7.19 and 7.20 of the USF Credit Agreement (together with any modifications or amendments thereto, or covenants of the New Facility, in each case approved in accordance with this paragraph) shall continue to be the Incorporated Covenants hereunder.

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     (l) True Sale/Substantive Consolidation Opinion. The Servicer will comply with each of the assumptions of fact set forth in the opinion of Sidley Austin Brown & Wood LLP dated as of the date hereof regarding certain bankruptcy matters.

ARTICLE VI

INDEMNIFICATION

        Section 6.1 Indemnities by the Seller. Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties in connection with the transactions contemplated hereby (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulting solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) such Indemnified Losses result due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Indemnified Party seeking indemnification; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of the Agent, each Purchaser Agent and each Purchaser to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) or (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:

          (i) any representation or warranty made by the Seller (or any employee or agent of the Seller) under or in connection with any Transaction Document, any Periodic Report or any other information or report delivered by the Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made (including, without limitation, the representations made pursuant to Section 7.2(e));

          (ii) the failure by the Seller or the Servicer to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

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          (iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of itself, the Purchaser Agents and the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

          (iv) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

          (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any failure by JPMorgan Chase Bank to forward any Collections sent to the JPMorgan Lock-Box or the JPMorgan Lock-Box Account to the Servicer, any sub-servicer, a Lock-Box or a Lock-Box Account;

          (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

          (vii) any failure of the Seller or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

          (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents;

          (ix) any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of any Purchaser), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Receivables; or

          (x) any amounts any Conduit Purchaser must pay to any Funding Source pursuant to any Funding Agreement on account of any Tax.

        Section 6.2 Increased Cost and Reduced Return. By way of clarification, and not of limitation, of Section 6.1, if the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) of any such Governmental Authority after the date hereof (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any

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        Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or applicable Purchaser Agent, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the Person such additional amounts as will compensate the Agent, the Purchaser Agents or such Purchaser (or, in the case of any Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers and the Agent have been negotiated on the basis that the unused portion of the Commitment of each Liquidity Bank is treated as a “short term commitment” for which there is no regulatory capital requirement and the Commitment of each Enhancement Bank carries the same capital requirement as a funded Purchase in the same amount. If any Liquidity Bank determines it is required to maintain capital against its unused commitment with respect to this transaction, or if any Enhancement Bank is required to maintain capital on its unused commitment with respect to this transaction (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded Purchase in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.

        Section 6.3 Other Costs and Expenses. Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables, Collections, the Purchase Agreement and proceeds thereof, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including reasonable fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent,

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each Purchaser Agent, each Purchaser and each Funding Source in connection with the administration and enforcement of the Transaction Documents or any Funding Agreement.

        Section 6.4 Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser, Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the related Purchaser Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

     (a) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the United States such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8ECl or W-8BEN (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

        Section 6.5 Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and, in reasonable detail, the basis of the calculations of such amount, which certificate shall be presumed to be correct absent manifest error. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group), for the account of such Person, the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.1 Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity reasonably acceptable to the Agent and each Purchaser Agent, as applicable:

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          (a) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, the Collections, the Purchase Agreement and proceeds thereof in all appropriate jurisdictions.

          (b) Favorable opinions of counsel to the USF Entities covering such matters as any Purchaser Agent or the Agent may request.

          (c) Customary documentation with respect to each USF Entity’s existence, qualifications to do business, and authorization, execution and delivery of the Transaction Documents;

          (d) Fully executed copies of this Agreement and the other Transaction Documents.

          (e) Such other approvals, opinions or documents as the Agent or any Conduit Purchaser may reasonably request.

        Section 7.2 Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase or Reinvestment, the right of the Seller to request or accept any Purchase or Reinvestment, or the right of the Seller or the Servicer to request any Interim Liquidation or Repurchase, are subject to the conditions (and each Purchase, Reinvestment, Interim Liquidation or Repurchase shall evidence the Seller’s representation and warranty that clauses (a)-(f) of this Section 7.2 have been satisfied) that on the date of such Purchase, Interim Liquidation or Repurchase before and after giving effect to the Purchase, Interim Liquidation or Repurchase:

          (a) no Potential Termination Event shall then exist or shall occur as a result of the Purchase or Reinvestment;

          (b) the Termination Date has not occurred;

          (c) after giving effect to the application of the proceeds of such Purchase, (i) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment, (ii) the outstanding Aggregate Investment would not exceed the Purchase Limit, (iii) the sum of the Investments for all Purchasers in a Purchaser Group would not exclude such Purchaser Group’s Group Limit, and (iv) the aggregate Matured Value of the Investments of a Purchaser Group would not exceed the Commitments of the Related Bank Purchasers for such Purchaser Group;

          (d) the representations and warranties in Sections 4.1, and 4.2 hereof and Section 4 of the Purchase Agreement are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);

          (e) if any Purchaser is making a Purchase, or any Purchaser is in an Interim Liquidation at a time when any other Purchaser is not in an Interim Liquidation or a Repurchase will be made on such date, each of the following representations and

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warranties shall be true and the Agent shall have received a certification of the Servicer and the Seller stating that:

               (i) if any Purchaser other than USF Assurance is making a Purchase or any Purchaser is in an Interim Liquidation at a time when any other Purchaser is not or a Repurchase will be made, no Potential Termination Event or Servicer Replacement Event shall then exist, shall occur as a result of such Purchase, Interim Liquidation or Repurchase or is imminent;

               (ii) if any Purchaser other than USF Assurance is making a Purchase or any Purchaser is in an Interim Liquidation at a time when any other Purchaser is not or a Repurchase will be made, such Purchase, Interim Liquidation or Repurchase could not be reasonably expected to have an adverse effect on the other Purchasers;

               (iii) after giving effect to such Purchase, Repurchase or Interim Liquidation, each of the statements set forth in clauses (i) and (ii) will be true and correct; and

               (iv) if there are any Purchasers other than USF Assurance that hold a Purchase Interest at such time or will hold a Purchase Interest after giving effect to such Purchase, Repurchase or Interim Liquidation, the aggregate Investments of the Purchasers other than USF Assurance is at least equal to 50% of the Aggregate Investment after giving effect to such Purchase, Repurchase or Interim Liquidation; and

          (f) With respect to any Incremental Purchase, the Agent shall have received the Incremental Purchase Request required by Section 1.1(c).

Nothing in this Section 7.2 limits the obligations of each Related Bank Purchaser to its related Conduit Purchaser.

        Section 7.3 Conditions to Initial Purchase of USF Assurance. On or before the date of the initial Purchase by USF Assurance, USF Assurance shall deliver to the Agent and each Purchaser Agent the following:

          (a) Evidence reasonably acceptable to the Agent that USF Assurance shall have obtained a Certificate of Registration of USF Assurance as a Class 1 insurer (the “Insurance Licence”), from the Bermuda Monetary Authority;

          (b) Evidence reasonably acceptable to the Agent that USF Assurance shall have obtained a direction (the “Direction”) under Section 56 of the Insurance Act 1978, from the Bermuda Monetary Authority, allowing USF Assurance to treat its investments pursuant to this Agreement as “relevant assets” for the purposes of the liquidity ratio as set out in the Insurance Returns and Solvency Regulations 1980, effective as of the date of the Insurance Licence; and

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          (c) An opinion of Bermuda counsel to USF Assurance in substantially the form attached hereto as Exhibit F.

ARTICLE VIII

THE AGENT

        Section 8.1 Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of such Purchaser. The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

         (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto or in the related Transfer Supplement (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

         (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Purchaser Agents, the Agent and the Purchasers, and none of the Seller or any Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which any Purchaser Agent, the Agent or the Purchaser may have to the Seller or any Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

         (d) In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer

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or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of the Purchasers in its Purchaser Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, any Servicer, any other Purchaser, any other Purchaser Agent or the Agent, or any of their respective successors and assigns.

        Section 8.2 Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Purchaser for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        Section 8.3 Exculpatory Provisions. None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser Agent, Purchaser or other Person for any recitals, representations, warranties or other statements made by the Seller, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent shall not have any obligation to any Purchaser Agent or any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Originator or any of their Affiliates.

        Section 8.4 Reliance by Agent. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

         (b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Instructing Group, the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.

         (c) For each Purchaser Group, 66-2/3% of the Commitments represented by such Purchaser Group (each, a “Voting Block”), shall be required to request or direct the applicable Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

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         (d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

        Section 8.5 Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Put or of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent (in the case of an Incremental Purchase) or the applicable Purchaser Agent (in the case of a Put) the amount it is scheduled to remit as part of such Put or Incremental Purchase, the Agent may assume such Purchaser Group has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser Group shall not have made its Assumed Payment available to the Agent, such Purchaser Group (and the Seller in the case of any Incremental Purchase) hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to (i) for the first five Business Days after such payment was due, the Agent’s cost of funds (as reasonably determined by the Agent) and (ii) thereafter (until the date the requisite amount is repaid to the Agent), the Prime Rate plus 2%.

        Section 8.6 Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers, Enhancement Banks and Liquidity Banks. In the event that a Purchaser Agent receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent and each of its affiliated Enhancement Banks and Liquidity Banks. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group or, if only USF Assurance shall have any

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outstanding Investment at such time, USF Assurance (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents; provided, that if USF Assurance shall be entitled to give such direction, no waiver by USF Assurance of such Potential Termination Event shall be binding on any other Purchaser, including without limitation for purposes of Section 7.2(a) or, if such Potential Termination Event becomes a Termination Event for purposes of declaring the Termination Date.

        Section 8.7 Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or any Originator, shall be deemed to constitute any representation or warranty by the Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser Agent that so requests a copy of the Periodic Report(s) received covering the preceding Fiscal Month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, any Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        Section 8.8 Agents and Affiliates. Each of the Purchaser Agents, the Purchasers and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, any Originator or any of their Affiliates and ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. With respect to the acquisition of the Receivables pursuant to this Agreement, each of the Purchaser Agents and the Agents shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Agent in their individual capacities.

        Section 8.9 Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Originator and without limiting the obligation of the Seller or any Originator to do so), ratably in accordance with the Percentage Factors of the Purchasers in such Purchaser Group from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding,

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whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

        Section 8.10 Successor Agent. The Agent may, upon at least forty-five (45) days notice to the Seller, each Purchaser and each Purchaser Agent, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by the Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE IX

MISCELLANEOUS

        Section 9.1 Termination. Each Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Purchaser holds no Investment and no Commitment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by any Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI and Sections 3.9, 8.9, 9.10, 9.11, 9.12, 9.13 and 9.18 shall survive such termination.

        Section 9.2 Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Purchaser Agent to act on telephone notices of Purchases, Puts, and Discount Rate and Tranche Period selections from any person the Agent or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s or such Purchaser Agent’s option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent or such Purchaser Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent’s or such Purchaser Agent’s records of all such conversations shall be

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deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.

        Section 9.3 Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Servicer to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or the appropriate Purchaser Agent, as specified herein. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Servicer, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Servicer when due hereunder at a rate equal to Prime Rate plus 2% calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year, except in the case of Discount accruing at the Prime Rate which shall be calculated based on a 365/366 day year.

        Section 9.4 Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser Group, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3(c) including clause (ii) thereof). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        Section 9.5 Right of Setoff. Subject to Section 9.4, during a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer (as applicable) under the Transaction Documents.

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        Section 9.6 Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Servicer and the Purchasers, and prior written notification of the substance of each amendment or waiver is furnished to each Rating Agency. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Purchasers (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Servicer or by the Seller or the Servicer to the Agent, any Purchaser Agent or any Purchaser, (ii) reduce the rate or extend the time of payment of Discount for any Tranche, (iii) reduce or extend the time of payment of any fee payable to the Purchasers, (iv) except as provided herein, release, transfer or modify any Purchaser’s Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, subsections (b), (e) and (g) in the definition of Termination Event or Section 1.1, 1.2, 1.5, 1.7, 2.1, 2.2, 2.3, 3.9, 7.2 or 9.6, Article VI, or any obligation of any USF Entity thereunder, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers permitted under the Transaction Documents or permit any USF Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions, or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent’s or such Purchaser Agent’s own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Servicer to the Agent (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Servicer, the Purchasers, the Purchaser Agents and the Agent. If required by the Rating Agencies for the applicable Conduit Purchaser, no material amendment hereof or assignment, termination, resignation or removal hereunder shall be effective unless a statement is obtained from the applicable Rating Agencies that its Rating will not be downgraded, withdrawn or suspended as a result of such amendment assignment, termination, resignation or removal.

        Section 9.7 Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto.

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        Section 9.8 Successors and Assigns; Participations; Assignments.

     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties without (i) obtaining the prior consent of the Agent, the Purchaser Agents and the Purchasers and (ii) furnishing prior written notification of any assignment or transfer to each Rating Agency. Any Purchaser may from time to time sell to one or more Related Bank Purchasers all or any portion of its Investment.

     (b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. Each Participant shall be entitled to the benefits of Article VI and Section 3.9 and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4; provided, however, that no Participant shall be entitled to any amount under Section 3.9 and Article VI greater than the amount that would have been have payable thereunder to the Purchaser who sold the participation if such participation had not been sold. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments described in clause (a) of Section 9.6.

     (c) Assignments by Committed Purchasers. Any Committed Purchaser may assign to one or more Persons (“Purchasing Committed Purchasers”), acceptable to the Agent in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) any portion of its Commitment as a Committed Purchaser hereunder and Purchase Interest pursuant to a supplement hereto (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser and the Agent. Any such assignment by a Committed Purchaser must be for an amount of at least $10,000,000. Each Purchasing Committed Purchaser shall pay a fee of $3,000 to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Committed Purchaser’s Investment, if any, and its Commitment as a Committed Purchaser hereunder. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, such selling Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto with a Commitment as a Committed Purchaser, any Investment and any related assigned Settlement described in the Transfer Supplement.

     (d) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to each Conduit Purchaser’s assignment, participation, grant of security interests in or other

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transfers of any portion of, or any of its beneficial interest in, the Purchase Interest and the related assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to (x) a Related Bank Purchaser or Liquidity Bank or (y) any other Person reasonably acceptable to the Seller (provided that the Seller’s approval shall not be unreasonably withheld and no such approval shall be required after the occurrence of a Termination Event). Upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder. Each Conduit Purchaser shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser’s Purchase Interest and the related assigned Settlement, the assignee shall have all of the rights of such Conduit Purchaser hereunder related to such Purchase Interest and related assigned Settlement.

     (e) Assignment by USF Assurance. USF Assurance may assign its rights and obligations hereunder to any Person with the prior written consent of the Agent (which consent may not be unreasonably withheld). Upon an assignment of any portion of USF Assurance’s Purchase Interest, the assignee shall have all of the rights of USF Assurance hereunder related to such Purchase Interest.

     (f) Opinions of Counsel. If required by the Agent or any Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent or such Purchaser Agent may reasonably request.

     (g) Notwithstanding the foregoing, no Purchaser may assign or participate any of its interests hereunder to USF Assurance and USF Assurance may not assign or participate any of its interests hereunder to any other Purchaser, unless after giving effect to such assignment or participation, if any Purchaser other than USF Assurance holds a Purchase Interest at such time or will hold a Purchase Interest after giving effect to such assignment or participation, the aggregate Investments of the Purchasers other than USF Assurance (which have not been participated to USF Assurance) is at least equal to 50% of the Aggregate Investment.

        Section 9.9 Commercial Reasonableness. Each party hereto agrees that all provisions of the Transaction Documents shall be interpreted, and all rights and remedies thereunder will be exercised, in a commercially reasonable manner, taking into account the materiality of any purported breach thereof.

        Section 9.10 Confidentiality. The Seller and the Servicer hereto agree to hold the Transaction Documents or any other confidential or proprietary information of the Agent, the Purchaser Agents or the Purchasers received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, financial advisors, auditors or attorneys thereof, or (ii) Governmental Authorities with appropriate jurisdiction and provided that the Seller and the Servicer may provide copies of the Transaction Documents (other than the Fee Letters) to the lenders under the USF Credit Agreement. The Agent, each Purchaser Agent and each Purchaser will agree to hold any other confidential or proprietary information of the USF Entities received in connection with the Transaction Documents in confidence and agree not to

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provide any Person with copies of such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of the Agent, the Purchaser Agents and the Purchasers, (ii) any prospective or actual assignee or participant which (in each case) has agreed to comply with this Section 9.10, (iii) Governmental Authorities with appropriate jurisdiction and (iv) any actual or potential investor in a Conduit Purchaser’s commercial paper, any CP Dealer or any Rating Agency. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

        Section 9.11 Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. This Section shall survive the termination of this Agreement.

        Section 9.12 Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, each Conduit Purchaser shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s commercial paper notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement.

        Section 9.13 No Recourse. The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any

43

Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

        Section 9.14 Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

        Section 9.15 Cumulative Rights and Severability. All rights and remedies of the Purchasers, Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

        Section 9.16 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois. The Seller, the Servicer and USF Assurance hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in Chicago, Illinois for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of the Seller, the Servicer and USF Assurance hereby irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent, any Purchaser Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

        Section 9.17 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE SELLER, THE SERVICER AND USF ASSURANCE IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

        Section 9.18 USA Patriot Act Notice. Each Purchaser that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Purchaser) hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each USF Entity, which information includes the name and address of each USF Entity and other information that will allow such Purchaser or the Agent, as applicable, to identify each USF Entity in accordance with the Act.

        Section 9.19 Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

44

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ABN AMRO Bank N.V.,			ABN AMRO Bank N.V.,
as the Agent			as the Related Bank Purchaser for Windmill
and as the Windmill Purchaser Agent

By:	/s/ Kevin G. Pilz		By:	/s/ Kevin G. Pilz

Title:	Vice President		Title:	Vice President

By:	/s/ Thomas J. Educate		By:	/s/ Thomas J. Educate

Title:	Sr. Vice President		Title:	Sr. Vice President

	Address:	Structured Finance,		Address:	Structured Finance,
		Asset Securitization			Asset Securitization
		540 West Madison Street			540 West Madison Street
		27th Floor			27th Floor
		Mailcode C540-2721			Mailcode C540-2721
		Chicago, IL 60661			Chicago, IL 60661
		Attention: Purchaser Agent-			Attention: Windmill
Windmill
	Telephone:	(312) 904-2119		Telephone:	(312) 904-2119
	Telecopy:	(312) 904-1711		Telecopy:	(312) 904-1711

WINDMILL FUNDING CORPORATION

			By:	/s/ Bernard J. Angelo

			Title:	Vice President

			By:	/s/ Andrew L. Stidd

			Title:	President

				Address:	c/o Global Securitization
Services, LLC
445 Broad Hollow Road
Suite 239
Melville, NY 11747
Attention: Andrew L. Stidd

				Telephone:	(631) 587-4700
				Telecopy:	(212) 302-8767

Signature Page to
Receivables Sale Agreement

USF CORPORATION			USF FINANCE COMPANY LLC

By:	/s/ Chester J. Popkowski		By:	/s/ Chester J. Popkowski

Title:	Vice President, Finance and Internal Audit, and		Title:	President

Treasurer

	Address:	8550 W. Bryn Mawr Avenue		Address:	8550 W. Bryn Mawr Avenue
		Suite 700			Suite 700
		Chicago, IL 60631			Chicago, IL 60631

	Attn:	Chester Popkowski		Attn:	Chester Popkowski
		Vice President Finance and			Vice President Finance and
		Internal Audit			Internal Audit
	Telephone:	(773) 824-2336		Telephone:	(773) 824-2336
	Telecopy:	(773) 824-2300		Telecopy:	(773) 824-2300

	with a copy to:			with a copy to:

		USF Corporation			USF Corporation
		8550 W. Bryn Mawr Avenue			8550 W. Bryn Mawr Avenue
		Suite 700			Suite 700
		Chicago, IL 60631			Chicago, IL 60631

	Attn:	Senior Vice President, General		Attn:	Senior Vice President,
		Counsel & Secretary			General Counsel & Secretary
	Telephone:	(773) 824-2286		Telephone:	(773) 824-2286
	Telecopy:	(773) 824-2346		Telecopy:	(773) 824-2346

Signature Page to
Receivables Sale Agreement

USF ASSURANCE CO. LTD.,
as a Purchaser and its Purchaser Agent

By:	/s/ Chester J. Popkowski

Title:	President

Address:	USF Assurance Company Ltd.
PO Box HM 1179
Hamilton HM EX
Bermuda

Attention:	Corporate Secretary

with a copy to:

USF Assurance Company Ltd.
400 North LaSalle Street
Apt. 2707
Chicago, Il 60610
Attn:	Chester J. Popkowski President

Signature Page to
Receivables Sale Agreement

SCHEDULE I
DEFINITIONS

     The following terms have the meanings set forth, or referred to, below:

     “ABN AMRO” means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

     “Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except those in favor of the Agent.

     “Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

     “Agent” is defined in the first paragraph hereof.

     “Agent’s Account” means the Agent’s account number 451118894850 at ABN AMRO or such other account designated to the Seller, the Purchaser Agents and the Purchasers by the Agent.

     “Aggregate Commitment” means the aggregate of all Commitments of all Purchaser Groups, as such amount may be reduced pursuant to Section 1.6.

     “Aggregate Investment” means the sum of the Investments of all Purchasers.

     “Applicable Margin” is defined in the Fee Letter for the Windmill Purchaser Group.

     “Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, (b) such Person takes any corporate action to authorize any such action or (c) any proceeding of the type described in clause (a) is instituted against such Person without the consent of such Person and, except in the case of the Seller or any Obligor, such proceeding continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding.

     “Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

     “Change of Control” means (i) the Parent ceases to own (directly or indirectly) all of the non-voting membership interests of the Seller; (ii) USF Holding Corp. ceases to own (directly or indirectly) all of the voting membership interests of the Seller; (iii) Broad Street Contract Services, Inc. ceases to own (directly or indirectly) all of the issued and outstanding capital stock of USF Holding Corp., or (iv) the Parent ceases to own (directly or indirectly) all of the issued and outstanding shares of capital stock or other equity interests of any Originator.

     “Charge-Off” means any Receivable that has or should have been (in accordance with the applicable Credit and Collection Policy) charged-off or written-off by the applicable Originator or Servicer.

     "Charge-Off Ratio” means, for any Fiscal Month, the ratio of (a) the average aggregate outstanding balance of all Receivables which first became Charge-Offs during such Fiscal Month to (b) the Collections received during such Fiscal Month.

     “Collection” means any amount paid, or deemed paid, on a Receivable, including from the proceeds of collateral securing, or any guaranty of, such Receivable, by the Seller under Section 1.5(b) or by any Originator pursuant to Section 3.2 of the Purchase Agreement.

     “Committed Conduit Purchaser” means each Person that becomes a Committed Conduit Purchaser pursuant to a Transfer Supplement.

     “Committed Purchasers” means each Related Bank Purchaser for an Uncommitted Conduit Purchaser and each Committed Conduit Purchaser.

     “Commitment” means, for each Committed Purchaser, the amount set forth on Schedule II for such Committed Purchaser, and, for each Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, in each case as adjusted in accordance with Sections 1.6 and 9.8.

     “Commitment Percentage” means, for each Related Bank Purchaser in a Purchaser Group, the Commitment for such Related Bank Purchaser divided by the Commitment of such Purchaser Group.

     “Commitment Termination Date” means December 27, 2005.

     “Concentration Limit” means the percentages of the Eligible Receivables Balance set forth in the table below based upon the short-term credit ratings of such Obligors from Moody’s and S&P:

		Concentration Limit (% of
Moody’s Rating	S&P Rating	Eligible Receivables Balance)
P-1	A-1	4.5%
P-2	A-2	3.5%
P-3	A-3	2.5%
None of the above	None of the above	2.0%

     For purposes of the foregoing, the lower of the two ratings shall apply. If either Moody’s or S&P does not maintain a short-term unsecured senior debt rating of an Obligor, the Concentration Limit for such Obligor shall be treated as “None of the above”.

     “Conduit Purchaser” means each Committed Conduit Purchaser and Uncommitted Purchaser.

     “Coverage Ratio” means, as of any date of determination, a fraction the numerator of which is the sum of the Aggregate Investment and the Reserve and the denominator of which is the Net Receivables Pool Balance.

     “CP Dealer” means, at any time for any Conduit Purchaser, each Person such Conduit Purchaser then engages as a placement agent or commercial paper dealer.

     “CP Rate” means, for any Tranche Period for any CP Tranche, the per annum rate equivalent to the weighted average cost (as determined by the related Purchaser Agent and which shall include commissions of CP Dealers, incremental carrying costs incurred with respect to commercial paper maturing on dates other than those on which corresponding funds are received by the Conduit Purchaser, other borrowings by the Conduit Purchaser and any other costs associated with the issuance of commercial paper) of or related to the issuance of commercial paper that are allocated, in whole or in part, by the Conduit Purchaser or the related Purchaser Agent to fund or maintain such CP Tranche (and which may be also allocated in part to the funding of other assets of the Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such CP Tranche for such Tranche Period, the Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

     “CP Tranche” is defined in the definition of Tranche.

     “Credit and Collection Policy” means each Originator’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit J-1 and J-2.

     “Deemed Collections” is defined in Section 1.5(c).

     “Default Ratio” means, for any Fiscal Month, the ratio of (a) the average aggregate outstanding balance of all Defaulted Receivables during such Fiscal Month to (b) the average aggregate outstanding balance of all Receivables during such Fiscal Month.

     “Defaulted Receivable” means any Receivable (a) on which any amount is unpaid more than 90 days past its invoice date, (b) the Obligor on which is the subject of a Bankruptcy Event at the time of, or any time after the origination of such Receivable or (c) that has been written-off by the Servicer.

     “Delinquency Ratio” means, for any Fiscal Month, the ratio of (a) the average aggregate outstanding balance of all Delinquent Receivables during such Fiscal Month to (b) the average aggregate outstanding balance of all Receivables during such Fiscal Month.

     “Delinquent Receivable” means any Receivable on which any amount is unpaid for more than 60, but not more than 90, days past its invoice date.

     “Designated Financial Officer” means the Senior Vice President, Vice President, Chief Financial Officer, Treasurer, President or Chief Operating Officer of the Seller or the relevant USF Entity, as applicable or such other officer with similar responsibilities as the Servicer shall specify in a notice to the Agent.

     “Desired Increase” is defined in Section 2.2.

     “Dilution Horizon Ratio” means, for any Fiscal Month, the quotient of (i) the aggregate outstanding balance of Receivables originated during the prior Fiscal Month divided by (ii) the Net Receivables Pool Balance as of the end of such Fiscal Month.

     “Dilution Ratio” means, for any Fiscal Month, the ratio of (a) the average aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) during such Fiscal Month to (b) the aggregate outstanding balance of all Receivables originated during the prior Fiscal Month.

     “Dilution Reserve” means, at any time, the product of (i) the Net Receivables Balance at such time and (ii) the Dilution Reserve Percent as of the most recently ended Fiscal Month.

     “Dilution Reserve Percent” means for any Fiscal Month the product of (A) and (B); where (A) is the sum of (i) the product of 2.5 and the average Dilution Ratio for the most recent 12 Fiscal Months, and (ii) the product of (a) the difference between the highest Dilution Ratio for the most recent 12 Fiscal Months and the average Dilution Ratio for the most recent 12 Fiscal Months, and (b) the quotient of the highest Dilution Ratio for the most recent 12 Fiscal Months and the average Dilution Ratio for the most recent 12 Fiscal Months, and (B) the Dilution Horizon Ratio for such Fiscal Month.

     “Discount” means, for any Tranche during any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche, (ii) the total amount of Investment allocated to such Tranche Period, and (iii) the number of days elapsed during such Tranche Period divided by (b) 360 days (or 365/366 days for a Prime Tranche).

     “Discount Period” means, with respect to any Settlement Date or the Liquidity Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Liquidity Termination Date, as applicable.

     “Discount Rate” means, for any Tranche Period, the CP Rate, the Eurodollar Rate or the Prime Rate.

     “Discount Reserve” means, at any time, the Discount Reserve Percent for the most recently ended Fiscal Month multiplied by the Aggregate Investment at such time.

     “Discount Reserve Percent” means, for any Fiscal Month, (i) the product of (A) 1.5, (B) the Prime Rate plus 1.00%, and (C) the average of the Turnover Ratios for the three Fiscal Months most recently ended, divided by (ii) 360.

     “Dollar” and “$” means lawful currency of the United States of America.

     “Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period, including as the result of a Seller Repurchase (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to the applicable Conduit Purchaser on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

     “Eligible Receivable” means, at any time, any Receivable:

          (i) the Obligor of which (a) is a resident of, or organized under the laws of with its chief executive office in, the United States of America; (b) is not an Affiliate of any of the parties hereto or an Originator; (c) is not a government or a governmental subdivision or agency; (d) is not the subject of a Bankruptcy Event at the time of, or any time after, the origination of such Receivable; and (e) is a customer of an Originator in good standing and not the Obligor of Defaulted Receivables constituting more than 25% of such Obligor’s Receivables or any Charge-Off;

          (ii) which is stated to be due and payable within 60 days after invoice therefor;

          (iii) which is not a Defaulted Receivable, Delinquent Receivable or a Charge-Off;

          (iv) which is an “account,” “payment intangible,” or “chattel paper” within the meaning of Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

          (v) which is denominated and payable only in Dollars in the United States of America;

          (vi) which arises under a contract or is invoiced on an invoice that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

          (vii) (a) which arises under a contract that contains an obligation to pay a specified sum of money and is subject to no contingencies, and (b) which is fully assignable without the consent of any Person;

          (viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

          (ix) which satisfies all applicable requirements of the applicable Credit and Collection Policy and was generated in the ordinary course of an Originators’ business from the provision of transportation services to a related Obligor solely by an Originator;

          (x) the purchase of which with proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933;

          (xi) which has not been extended, amended, rescinded or cancelled; and

          (xii) which directs payments by the related Obligor to be made to a Lock-Box, a Lock-Box Account or, at any time prior to the date which is 45 days after the date hereof, the JPMorgan Lock-Box or the JPMorgan Lock-Box Account.

     “Eligible Receivable Balance” means at any time, the aggregate outstanding balance of all Eligible Receivables.

     “Enhancement Bank” means, for Windmill, ABN AMRO; provided, however, to the extent the Enhancement Bank is no longer party to the Windmill Transfer Agreement all references herein to the Enhancement Bank (with respect to Windmill) shall be of no further force and effect.

     “Eurodollar Rate” means for any Tranche Period for a Eurodollar Tranche, the sum of (a) the sum of (i) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” plus (ii) the Applicable Margin, plus (b) on or after the occurrence of a Termination Event, 2.00%; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on

     “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

     “Eurodollar Tranche” is defined in the definition of “Tranche”.

     “Face Amount” means the face amount of any commercial paper issued by a Conduit Purchaser on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

     “Federal Funds Rate” means, for the Windmill Purchaser Group, for any day the greater of (i) the highest rate per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and (ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by ABN AMRO shall be conclusive and binding on the Seller except in the case of manifest error.

     “Fee Letter” means, for each Purchaser Group, the letter agreement between the Seller and the Purchaser Agent for such Purchaser Group, if any.

     “Fiscal Month” means each of the fiscal months of the Originators and the Parent as set forth on Schedule IV.

     “Force Majeure Event” means an interruption of the business of the Servicer or the Seller by Acts of God, riots, civil commotions, insurrections, wars or any other causes beyond their respective control, or by any strikes or lockouts.

     “Funding Agreement” means any agreement or instrument executed by a Conduit Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of such Conduit Purchaser.

     “Funding Source” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for any Conduit Purchaser.

     “GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

     “Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority), (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic, or (d) any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case, whether foreign or domestic.

     “Group Limit” means, for each Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, as adjusted in accordance with Sections 1.6 and 9.8.

     “Incorporated Covenants” is defined in Section 5.2(k).

     “Incremental Purchase” is defined in Section 1.1(b).

     “Initial Servicer” is defined in the first paragraph hereof.

     “Instructing Group” means Purchaser Agents (other than USF Assurance) representing Purchaser Groups with a majority of the Commitments other than the Commitments of USF Assurance.

     “Interim Liquidation” means any time before the Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

     “Investment” means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser under Article II minus (b) all Collections, amounts received from other Purchasers under Article II, all Repurchases and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser’s Investment. A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

     “JPMorgan Lock-Box” means USF Holland, 73032 Network Place, Chicago, IL 60661, Attn: LBX Title and Box 73032.

     “JPMorgan Lock-Box Account” means the lock-box account of USF Holland with account number 5491045 at JPMorgan Chase Bank.

     “LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, for the Windmill Purchaser Group and (unless specified otherwise in its Fee Letter) each other Purchaser Group, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period; provided that if for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered on deposits of such duration in the London interbank market.

     “LIBOR Business Day” shall mean a Business Day on which dealings in Dollars are carried on in the London interbank market and on which commercial banks are open for business in London.

     “LIBOR Interest Determination Date” shall mean the second LIBOR Business Day immediately preceding the first day of the related Tranche Period.

     “Liquidation Period” means all times when an Uncommitted Purchaser is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Termination Date.

     “Liquidity Bank” means any commercial lending institution identified as a Liquidity Bank/Related Bank Purchaser on Schedule II hereto.

     “Lock-Box” means each post office box or bank box listed on Exhibit G, as revised pursuant to Section 5.1(i).

     “Lock-Box Account” means each deposit account maintained by the Servicer at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

     “Lock-Box Agreement” means an agreement in substantially the form of Exhibit H (or otherwise acceptable to the Agent) from the Seller and the Servicer to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

     “Lock-Box Bank” means each bank listed on Exhibit G, as revised pursuant to Section 5.1(i).

     “Lock-Box Letter” means any letter delivered by the Agent in accordance with a Lock-Box Agreement.

     “Loss Horizon Ratio” means, for any Fiscal Month, the quotient of (i) the cumulative sales generated during the two prior Fiscal Months divided by (ii) the Net Receivables Pool Balance at the end of such Fiscal Month.

     “Loss Proxy Ratio” means, as of the end of any Fiscal Month, the average of the following amounts calculated for such Fiscal Month and each of the two prior Fiscal Months: the amount, expressed as a percentage, equal to (a) the outstanding balance of Defaulted Receivables (other than Receivables on which any amount is unpaid more than 120 days past its original due date) as of the end of the applicable Fiscal Month divided by (b) the aggregate outstanding balance of all Receivables originated during the three Fiscal Months prior to the applicable Fiscal Month.

     “Loss Reserve” means, at any time, the product of (i) the Net Receivables Balance at such time and (ii) the Loss Reserve Percent for the most recently ended Fiscal Month.

     “Loss Reserve Percent” means, for any Fiscal Month, the greater of (x) 10% and (y) the product of (i) 2.5, times (ii) the Loss Horizon Ratio for such Fiscal Month, times (iii) the highest Loss Proxy Ratio during the prior twelve Fiscal Months.

     “Material Adverse Effect” means a material adverse effect on (i) any USF Entity’s ability to perform its obligations under or in connection with, or the enforceability of, any Transaction Document, (ii) the business or condition (financial or otherwise) of any USF Entity and its Subsidiaries taken as a whole, (iii) the interests of the Seller, the Agent, any Purchaser Agent or any Purchaser under or in connection with any Transaction Document or (iv) the enforceability or collectibility of any Receivable not due to the creditworthiness of the Obligors.

     “Matured Aggregate Investment” means, at any time, the Matured Value of the Conduit Purchasers’ Investments plus the total Investments of all other Purchasers then outstanding.

     “Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

     “Maximum Incremental Purchase Amount” means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Net Receivables Balance” means the Eligible Receivables Balance minus the sum of the amounts (determined for each Obligor) by which the portion of the Eligible Receivable Balance owed by an Obligor exceeds the Concentration Limit for such Obligor.

     “Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

     “Originators” means USF Reddaway Inc., an Oregon corporation, and USF Holland Inc., a Michigan corporation, and each other Subsidiary of the Parent that shall from time to time become a party to the Purchase and Sale Agreement.

     “Parent” means USF Corporation, a Delaware corporation.

     “Percentage Factor” means, at any time in respect of any Purchaser, a fraction (expressed as a percentage) the numerator of which is the Investment plus the Purchaser Reserve of such Purchaser at such time and the denominator of which is the Net Receivables Balance at such time. Except as contemplated by Section 1.1(f), the Percentage Factor shall change at any time that such Purchaser’s Investment or the Net Receivables Balance changes.

     “Performance Guaranty” means the Performance Guaranty, dated as of the date hereof, issued by the Parent in favor of the Agent.

     “Periodic Report” is defined in Section 3.3.

     “Permitted Investments” means (a) evidences of indebtedness issued by, or guaranteed by the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers the short term unsecured indebtedness of which is rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody’s and “AAA m” or “AAAm-g,” from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the United States of America and rated at least

“A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s. All Permitted Investments must (1) be denominated and payable only in Dollars, (2) not have an “r” designation if rated by S&P, and (3) must mature (A) within thirty (30) days after the date of purchase thereof or (B) by the date on which the funds so invested are needed in order to make any payment required hereunder.

     “Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

     “Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

     “Prime Rate” means for the Windmill Purchaser Group and (unless specified otherwise in its Fee Letter) each other Purchaser Group, for any period, the daily average during such period of (a) the greater of (i) the floating commercial Purchase rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar purchases in the United States of America, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) on or after the occurrence of a Termination Event, 2.0%.

     “Prime Tranche” is defined in the definition of “Tranche”.

     “Purchase” is defined in Section 1.1(a).

     “Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof among the Seller, the Originators and the Parent.

     "Purchase Amount” is defined in Section 1.1(c).

     “Purchase Date” is defined in Section 1.1(c).

     “Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

     “Purchase Limit” means $100,000,000.

     “Purchaser Agent” means any of the Windmill Purchaser Agent, USF Assurance or any other person who becomes a party to this Agreement as a Purchaser Agent for a Purchaser Group pursuant to a Transfer Supplement.

     “Purchaser Group” means, (x) for each Conduit Purchaser, such Conduit Purchaser, its Related Bank Purchasers (if any) and (without duplication) its related Liquidity Banks and Enhancement Banks, and (y) for USF Assurance, itself.

     “Purchaser Reserve” means, for each Purchaser, an amount obtained by multiplying the Reserve by the quotient of (i) the outstanding Investment of such Purchaser divided by (ii) the Aggregate Investment at such time.

     “Purchasers” means the Conduit Purchasers, the Related Bank Purchasers and USF Assurance.

     “Put” is defined in Section 2.l(a).

     “Ratable Share” means, for each Purchaser Group, (i) if at such time USF Assurance has any outstanding Investment, such Purchaser Group’s Group Limit divided by the aggregate Group Limits of all Purchaser Groups and (ii) otherwise, such Purchaser Group’s Commitment divided by the Aggregate Commitment.

     “Rating Agency” means, for any Conduit Purchaser, Moody’s, S&P and any other rating agency such Conduit Purchaser chooses to rate its commercial paper notes.

     “Ratings” means, for any Conduit Purchaser, the ratings by the Rating Agencies of such Conduit Purchaser of the indebtedness for borrowed money of such Conduit Purchaser.

     “Receivable” means each obligation of an Obligor to pay for services rendered by an Originator and sold or purported to be sold to the Seller under the Purchase Agreement and includes (i) the related Originator’s rights to payment of any interest or finance charges relating to such Receivable, (ii) all security interests, guaranties and property securing or supporting payment of such Receivable, (iii) all Records, (iv) all rights of Seller under the Purchase Agreement with respect thereto, and (v) and all proceeds of the foregoing. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Servicer receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

     “Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

     “Reinvestment Purchase” is defined in Section 1.1(b).

     “Related Bank Purchasers” means the Persons listed as such (and their respective Purchase Commitments) for each Uncommitted Purchaser as listed on Schedule II hereto.

     “Repurchase” means a USF Assurance Repurchase or a Seller Repurchase.

     “Reserve” means, at any time, the sum of the Loss Reserve, the Discount Reserve and the Dilution Reserve.

     “Responsible Officer” means, with respect to any Person, the Chief Financial Officer, General Counsel or Vice President of Finance of such Person.

     “Seller” is defined in the first paragraph hereof.

     “Seller Account” means the Seller’s account number 431-3110 at Harris Bank, Chicago (ABA # 071000288) or such other account designated by the Seller to the Agent with at least ten (10) days prior notice.

     “Seller Repurchase” is defined in Section 1.9(b).

     “Servicer” is defined in Section 3.1(a).

     “Servicer Fee” is defined in Section 3.6.

     “Servicer Replacement Event” means the occurrence of any one or more of the following:

          (a) any representation, warranty, certification or statement made, or deemed made by any Originator or the Servicer in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made or deemed made; provided that any breach of representation, warranty, certification or statement made with respect to a Receivable shall not constitute a Servicer Replacement Event if the Coverage Ratio does not exceed 100% after a recalculation thereof without including such Receivable; or

          (b) the Servicer fails to make any payment or other transfer of funds hereunder when due and such failure shall continue for three days; or

          (c) (i) the Servicer fails to perform any Incorporated Covenant; (ii) the Servicer fails to perform any covenant or agreement contained in Article III of this Agreement if such failure continues for three (3) Business Days; or (iii) or the Servicer fails to perform any other covenant or agreement in any Transaction Document to which it is a party if such failure continues uncured for a period of thirty (30) days; provided that any breach of representation, warranty, certification or statement made with respect to a Receivable shall not constitute a Servicer Replacement Event if the Coverage Ratio does not exceed 100% after a recalculation thereof without including such Receivable; or

          (d) a Bankruptcy Event occurs with respect to any USF Entity; or

          (e) (i) any USF Entity, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document to which it is a party fails to be the enforceable obligation of any USF Entity; or

          (f) any USF Entity (i) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (ii) fails to pay any of its indebtedness and (except in aggregate principal amount of less than $10,000,000) for all USF Entities) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof.

     “Settlement” means Windmill Settlement with respect to the Windmill Purchaser Group and has the meaning set forth in the Fee Letter with respect to any other Purchaser Group.

     “Settlement Period” means each Fiscal Month.

     “Settlement Date” means the 21st day of each calendar month or, if such day is not a Business Day, the next following Business Day.

     “Sold Interest” is defined in Section 1.1(a).

     “S&P” means Standard & Poor’s Ratings Group.

     “Special Transaction Subaccount” is defined in the Windmill Transfer Agreement.

     “Subordinated Note” means a revolving promissory note issued by the Seller to an Originator under the Purchase Agreement.

     “Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by such Person or by one or more other Subsidiaries of such Person.

     “Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

     “Termination Date” means the earliest of (a) the Business Day designated by the Seller with no less than five Business Days prior notice to the Agent, (b) the date of the occurrence of a Termination Event under paragraph (d) of the definition thereof, (c) the date designated by the Agent (at the direction of either (i) the Instructing Group or (ii) if only USF Assurance shall have any outstanding Investment at such time, USF Assurance) following the occurrence of a Termination Event other than under paragraph (d) of the definition thereof, and (d) the earlier of (i) December 24, 2007, and (ii) the Commitment Termination Date.

     “Termination Event” means the occurrence of any one or more of the following:

          (a) any representation, warranty, certification or statement made, or deemed made by any USF Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made or deemed made; provided that any breach of a representation, warranty, certification or statement made with respect to a

Receivable shall not constitute a Termination Event if the Coverage Ratio does not exceed 100% after a recalculation thereof without including such Receivable; or

          (b) any USF Entity fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)), and such failure shall continue for three days; or

          (c) (i) any USF Entity fails to perform any covenant or agreement contained in Article III of this Agreement if such failure continues for three (3) Business Days or (ii) any USF Entity fails to perform any other covenant or agreement in any Transaction Document to which it is a party and such breach (in the care of this clause (ii)) continues uncured for a period of thirty (30) days; provided that a breach of covenant or agreement with respect to a Receivable shall not constitute a Termination Event if the Coverage Ratio does not exceed 100% after a recalculation thereof without including such Receivable; or

          (d) a Bankruptcy Event occurs with respect to any USF Entity; or

          (e) as of the end of any Fiscal Month, the three-Fiscal Month rolling average Delinquency Ratio, the three-Fiscal Month rolling average Default Ratio, the three-Fiscal Month rolling average Dilution Ratio or the Charge-Off Ratio exceeds the applicable percentage determined in accordance with the chart on Schedule III hereto; or

          (f) as of the end of any Fiscal Month, the average Turnover Ratio for the three most recently ended Fiscal Months exceeds 90 days; or

          (g) the Coverage Ratio exceeds 100% for three (3) consecutive Business Days; or

          (h) any USF Entity directly or indirectly, disaffirms or contests in writing the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of any USF Entity; or

          (i) (i) any USF Entity (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $10,000,000 for all USF Entities other than the Seller) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof; or

          (j) a Change of Control shall occur; or

          (k) any Servicer Replacement Event shall occur.

     “Tranche” means a portion of the Investment of a Purchaser or of the Related Bank Purchasers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche,

(ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

     “Tranche Period” means (i) for any Tranche other than a CP Tranche a period of days ending on a Business Day selected pursuant to Section 1.3, which (A) for a LIBOR Tranche shall not exceed 180 days, and (B) for a Prime Tranche shall not be less than 2 days and shall not exceed 30 days, and (ii) with respect to any CP Tranche, (A) initially the period commencing on (and including) the date of the initial purchase or funding of such CP Tranche and ending on (but excluding) the next following Settlement Date, and (B) thereafter, each period commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.

     “Transaction Documents” means this Agreement, each Fee Letter, the Purchase Agreement, the Performance Guaranty, the Subordinated Notes and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

     “Transfer Agreement” means for each Purchaser Group, the liquidity agreement, if any, executed by the Purchasers in such Purchaser Group, as amended from time to time.

     “Transfer Supplement” means an agreement among (i) the parties hereto pursuant to which an existing Purchaser Group adds a new Purchaser and (ii) the parties hereto and a new Purchaser Group pursuant to which such new Purchaser Group becomes party to this Agreement.

     “Turnover Ratio” means, for any Fiscal Month, the product, expressed in number of days, of (a) the fraction the numerator of which is the aggregate outstanding balance of all Receivables as of the first day of such Fiscal Month and the denominator of which is the Collections received during such Fiscal Month and (b) 30.

     “UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

     “Uncommitted Conduit Purchaser” means Windmill and each other Person who becomes an Uncommitted Purchaser pursuant to a Transfer Supplement.

     “Uncommitted Purchasers” means USF Assurance and the Uncommitted Conduit Purchasers.

     “Unused Commitment” means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

     “USF Assurance” is defined in the first paragraph hereof.

     “USF Assurance Repurchase” is defined in Section 1.9(a).

     “USF Credit Agreement” means the Credit Agreement, dated as of October 24, 2002, among US Freightways Corporation, the guarantors from time to time parties thereto, the lenders from time to time parties thereto, and Harris Trust and Savings Bank, as Administrative Agent, as in effect on the date hereof.

     “USF Entity” means the Seller, any Originator and the Initial Servicer.

     “Windmill” is defined in the first paragraph hereof.

     “Windmill Committed Purchasers” means the Related Bank Purchasers for Windmill.

     “Windmill Purchaser Agent” means ABN AMRO.

     “Windmill Purchaser Group” means Windmill, ABN AMRO, as the Related Bank Purchaser for Windmill and ABN AMRO as the Liquidity Bank and Enhancement Bank for Windmill.

     “Windmill Settlement” means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to Windmill (or owed to the Agent or the Servicer for the benefit of Windmill) by the Seller that, if paid, would be applied to reduce Windmill’s Investment.

     “Windmill Transfer Agreement” means, the Windmill Transfer Agreement, dated as of the date hereof, between Windmill, ABN AMRO Bank N.V., in its capacity as the Windmill Agent, Windmill’s Letter of Credit Provider and a Liquidity Bank and the other Persons who become Liquidity Banks thereunder.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

SCHEDULE II

A. RELATED BANK PURCHASERS AND PURCHASE COMMITMENTS OF RELATED BANK
PURCHASERS

		NAMES OF RELATED
UNCOMMITTED	GROUP LIMIT	BANK PURCHASER AND	COMMITMENTS OF RELATED
CONDUIT PURCHASE	$100,000,000	LIQUIDITY BANK	BANK PURCHASERS

Windmill		ABN AMRO Bank N.V.	$102,000,000

COMMITTED CONDUIT			COMMITMENT OF COMMITTED
PURCHASER		GROUP LIMIT	CONDUIT PURCHASERS

None		N/A	N/A

B. NON-CONDUIT PURCHASERS

UNCOMMITTED NON- CONDUIT
PURCHASER	GROUP LIMIT

USF ASSURANCE	$100,000,000

II-1

SCHEDULE III

ASSET BASED PERFORMANCE RATIOS

	Delinquency
Default Ratio	Ratio	Dilution Ratio	Charge-Off Ratio
6.5%	7.5%	15.0%	1.0%

III-1

SCHEDULE IV

FISCAL MONTHS

IV-1

Exhibit A

TO
RECEIVABLES SALE AGREEMENT

FORM OF INCREMENTAL PURCHASE REQUEST

______________, ______

ABN AMRO Bank N.V., as the Agent
Asset Securitization, Structured Finance
540 West Madison Street, 27th Floor
Mailcode C540-2721
Chicago, IL 60661

Re:	Receivables Sale Agreement dated as of December 28, 2004 (the “Sale Agreement”) among USF Finance Company LLC, the Initial Servicer, ABN AMRO Bank N.V., as Agent, the Purchaser Agents from time to time party thereto and the Purchasers thereunder

Ladies and Gentlemen:

     The undersigned Seller under the above-referenced Sale Agreement hereby confirms it has requested an Incremental Purchase of $      by [Purchaser] under the Sale Agreement. In the event the Uncommitted Purchasers are unable or unwilling to make the requested Incremental Purchase, the Seller hereby requests an Incremental Purchase of $       by the Related Bank Purchasers under the Sale Agreement. The interest rates for such Incremental Purchase will be governed by the Sale Agreement or the applicable Fee Letter for each Purchaser, as appropriate.]

     Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

     The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,

USF Finance Company LLC

By
Title

Schedule I

to

Incremental Purchase Requests

Summary of Information Relating to Proposed Sale(s)

     1. Dates, Amounts, Purchaser(s)

A1	Date of Notice

A2	Measurement Date (the last Business Day of the Fiscal Month immediately preceding the month in which the Date of Notice occurs)

A3	Proposed Purchase Dates (each of which is a Business Day)

A4	Respective Proposed Incremental Purchase on each such Purchase Date	$	$	$	$

	(each Incremental Purchase must be in a minimum amount of $1,000,000 and multiples thereof, or, if less, an amount equal to the Maximum Incremental Purchase Amount)	(A4A)	(A4B)	(A4C)	(A4D)

A5	Allocation among Purchasers

	Conduit Purchasers	$	$	$	$

Name of Related
Bank
	Purchaser	$	$	$	$

	Committed Non-Conduit Purchasers	$	$	$	$

	Uncommitted Non-Conduit Purchasers	$	$	$	$

A6	Used Aggregate Commitment Amount (after such Incremental Purchase):				$

A7	Percentage Factor
	Conduit Purchasers				%
	Related Bank Purchaser				%
	Committed Non-Conduit Purchaser				%

Each proposed Purchase Date must be a Business Day and must occur no later than two weeks after the Measurement Date set forth above.

Exhibit C
TO
RECEIVABLES SALE AGREEMENT

FORM OF NOTIFICATION OF ASSIGNMENT TO WINDMILL
FROM THE WINDMILL COMMITTED PURCHASERS

                    ,

USF Finance Company LLC
8550 W. Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631

ABN AMRO Bank N.V., as Windmill Purchaser Agent
Asset Securitization, Structured Finance
540 West Madison Street, 27th Floor
Mailcode C540-2721
Chicago, IL 60661

Attn: Enhancement Bank-Windmill

[Insert Name and Address of each
   Windmill Committed Purchaser]

Re:	Receivables Sale Agreement dated as of December 28, 2004 (the “Sale Agreement”) among USF Finance Company LLC, the Initial Servicer, ABN AMRO Bank N.V., as Agent, the Purchaser Agents from time to time party thereto and the Purchasers thereunder

Ladies and Gentlemen:

     The Windmill Purchaser Agent under the above-referenced Sale Agreement hereby notifies each of you that Windmill has notified the Windmill Purchaser Agent pursuant to Section 2.3 of the Sale Agreement that it will purchase from the Windmill Committed Purchasers     on    (the “Purchase Date”) that portion of the Windmill Committed Purchasers’ Investments identified on Schedule I hereto (the “Assigned Interest”). As further provided in Section 2.3 of the Sale Agreement, upon payment by Windmill to the Windmill Purchaser Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Windmill Committed Purchasers to Windmill of the Assigned Interest shall be complete and all payments thereon under the Sale Agreement shall be made to Windmill.

     In accordance with the Sale Agreement, each Windmill Committed Purchaser’s acceptance of the portion purchase price payable to it described on Schedule I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to a Bankruptcy Event.

Very truly yours,

ABN AMRO Bank N.V., as Windmill
Purchaser Agent

By
Name

Title

By
Name

Title

SCHEDULE I
TO
NOTIFICATION OF ASSIGNMENT

Dated ___________, _________

I. Amount of Windmill Committed Purchaser Investment Assigned: $

II. Information for each Windmill Committed Purchaser.

Purchaser	Purchased Percentage	Purchase Price

III. Information for Seller.

     Aggregate amounts of purchase price in excess of amount of Investment assigned: $                    .

Exhibit D

Form of Periodic Report

D - 1

Exhibit E

ADDRESSES AND NAMES OF SELLER AND ORIGINATORS

     1. Locations. (a) The chief executive office of the Seller and the Originators are located at the following addresses:

Seller:	8550 W. Bryn Mawr Avenue
Chicago, IL 60631

USF Reddaway Inc.:	16277 SE 130th Avenue
Clackamas, OR 97015

USF Holland Inc.:	750 E. 40th Street
Holland, MI 49423

No such address was different at any time since December 1, 1999.

     (b) The following are all the locations where the Seller and the Originators directly or through its agents maintain any Records:

Same as (a) above, plus for Seller:

16277 SE 130th Avenue
Clackamas, OR 97015

and

750 E. 40th Street
Holland, MI 49423

and for each of USF Reddaway Inc. and USF Holland Inc.:

8550 W. Bryn Mawr Avenue
Chicago, IL 60631

     2. Names. The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originators or any of its divisions or other business units:

USF Finance Company LLC
USF Reddaway Inc.
USF Holland Inc.
US Freightways

E - 1

Exhibit F

FORM OF BERMUDA COUNSEL OPINION

F - 1

Exhibit G

LOCK BOXES AND LOCK-BOX BANKS

BANK	LOCK-BOX ADDRESSES	ACCOUNT NUMBER
USF Reddaway	P.O. Box 31001-0890
	Pasadena, CA 91110-0890	1017300995

PNC Bank

USF Holland	Standard Federal Bank NA	105430407
	Drawer #5833
Standard Federal Bank NA	PO Box 79001
	Detroit, MI 48279-5833

G - 1

Exhibit H
TO RECEIVABLES SALE AGREEMENT

FORM OF LOCK BOX AGREEMENT

H - 1

Exhibit I

TO RECEIVABLES SALE AGREEMENT

COMPLIANCE CERTIFICATE

To:      ABN AMRO Bank N.V., as Agent, and each Purchaser

     This Compliance Certificate is furnished pursuant to Section [5.1(a)(iii)] of the Receivables Sale Agreement, dated as of December 28, 2004 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among USF Finance Company LLC, the Initial Servicer, the Agent, the Purchaser Agents from time to time party thereto and the Purchasers thereunder. Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

     The undersigned hereby represents, warrants, certifies and confirms that:

     1. The undersigned is a duly elected Designated Financial Officer of the undersigned.

     2. Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

     3. The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and the Originators during and at the end of the accounting period covered by the attached financial statements.

     4. The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

     Described below are the exceptions, if any, to paragraph 4 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this    day of    ,    .

I - 1

[Name of Seller or Originator]

By:

Designated Financial Officer

I - 2

Exhibit J

CREDIT AND COLLECTION POLICIES

I - 3